Exhibit 2.1

CONFIDENTIAL	EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

December 3, 2017

among

CVS HEALTH CORPORATION,

HUDSON MERGER SUB CORP.

and

AETNA INC.

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A - Articles of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 3, 2017, among CVS Health Corporation, a Delaware corporation (“Parent”), Hudson Merger Sub Corp., a Pennsylvania corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Aetna Inc., a Pennsylvania corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that this Agreement (including the Merger) be submitted to a vote at a meeting of the Company’s shareholders, and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the Company’s shareholders;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance) are fair to and in the best interests of Parent’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance), (iii) directed that the Parent Share Issuance be submitted to a vote at a meeting of Parent’s stockholders, and (iv) recommended the approval of the Parent Share Issuance by Parent’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), and (ii) directed that this Agreement be submitted for approval and adoption by the sole shareholder of Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

Article I

Definitions

Section 1.01.     Definitions.

(a)       As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law(s)” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement (including any federal, state or local directive or other requirement that relates to Medicare or Medicaid) enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include Health Care Laws, any applicable Insurance Law and Antitrust Law.

“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.

“Benefits Continuation Period” means the period from the Closing Date through the later of (i) the first anniversary of the Closing Date and (ii) May 31, 2019.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CMS” means the Centers for Medicare & Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Company Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company, under which such Person or Group would acquire, directly or indirectly, (A) assets equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable, or (B) beneficial ownership of 20% or more of any class of equity or voting securities of the Company.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

“Company Balance Sheet Date” means December 31, 2016.

“Company Common Stock” means the common shares, $0.01 par value, of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company Equity Awards” means Company Stock Appreciation Rights, Company RSU Awards and Company PSU Awards.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property, in each case, of the Company and its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting the health insurance or managed care industry (including the Medicare Advantage managed care industry) or any other industry in which the Company or any of its Subsidiaries operate, (iii) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of enrollments, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the Merger, the taking of any action required or expressly contemplated by this Agreement or the identity of, or any facts or circumstances relating to Parent or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with Governmental Authorities, customers, Providers, suppliers, partners, officers or employees (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority, (viii) any changes in GAAP, SAP or ASOPs (or authoritative interpretations thereof), (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (x) any taking of any action at the written request of or with the consent of Parent (it being understood and agreed that, with respect to any action taken with such consent, the foregoing shall not preclude Parent from asserting that any facts or occurrences resulting from such action that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (xi) any reduction in the credit rating of the Company or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (xiii) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Authority, in each case, whether such changes are applicable nationally or to only certain geographic areas, or (xiv) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of

Applicable Law relating to this Agreement or the Merger, except in the case of each of clauses (i), (ii), (iv), (vii), (viii) or (xiii), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which the Company and its Subsidiaries operate (it being understood and agreed that any such disproportionate effect on the Company and its Subsidiaries to the extent resulting from the greater concentration of the businesses of the Company and its Subsidiaries in any particular industry or geography relative to other companies operating in the industries in which the Company and its Subsidiaries operate shall not be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Stock Plans” means the Aetna Inc. 2016 Employee Stock Purchase Plan, the Amended Aetna Inc. 2010 Stock Incentive Plan, the Aetna Inc. 2010 Non-Employee Director Compensation Plan, the Aetna Inc. 2000 Non-Employee Director Compensation Plan, and the Amended and Restated Aetna Inc. 2000 Stock Incentive Plan, in each case, as amended from time to time.

“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any contract, agreement, obligation, understanding or instrument, lease or license.

“Credit Agreement” means the Five-Year Credit Agreement, dated as of March 27, 2012, among the Company, the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., and Citibank, N.A., as Co-Syndication Agents, Wells Fargo Bank, National Association and U.S. Bank, N.A., as Documentation Agents, and J.P. Morgan Securities Inc., Citigroup Global Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.

“Equity Award Exchange Ratio” means the sum of (i) the Share Consideration, plus (ii) the quotient of (x) the Cash Consideration divided by (y) the Parent Stock Price, rounded to the nearest one thousandth.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financing Sources” means the Persons that have entered or will enter into commitment letters or agreements with Parent in connection with the Debt Financing (including any Persons providing Alternative Financing and including, for purposes of Section 6.03(a), any Persons providing any permanent financing referred to in the Debt Commitment Letters) and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Debt Financing, and their respective Affiliates.

“GAAP” means United States generally accepted accounting principles.

“Government Sponsored Health Care Programs” means (i) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, (ii) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder, as well as any state’s Applicable Laws implementing the Medicaid program, (iii) the Federal Employees Health Benefit Program, and (iv) any other state or federal health care program or plan.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Group” means a “group” as defined in Section 13(d) of the 1934 Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Health Care Laws” means all Applicable Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health care services, health benefits or health insurance, including Applicable Laws that regulate Providers, managed care, third party payors and Persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services and, including all Applicable Laws relating to Health Care Programs pursuant to which any Regulated Subsidiary of the Company or Parent, as applicable, is required to be licensed or authorized to transact business; (ii) health care or insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or Provider incentives generally, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health care claims or benefits or processing or payment for health care items and services, treatment or supplies furnished by Providers, including the provision of the services of third party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits; (iv) the licensure, certification, qualification or authority to transact business in connection with the provision of, or payment for, pharmacy services, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith, including 21 U.S.C. § 801 et. seq., commonly referred to as the “Controlled Substances Act” and any similar state laws governing the prescribing or dispensing of controlled substances; (v) the Consolidated Omnibus Budget Reconciliation Act of 1985; (vi) ERISA; (vii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; (viii) the Medicare Improvements for Patients and Providers Act of 2008; (ix) privacy, security, integrity, accuracy, transmission, storage or other protection of information about or belonging to actual or prospective participants in the Company’s Health Care Programs or other lines of business, including the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), including any other Applicable Laws relating to medical information; (x) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (xi) the claims made or promotional or marketing efforts undertaken by the Company or any of its Subsidiaries with respect to prescription drugs or controlled substances; (xii) 42 U.S.C. § 1320a-7a(a)(5), 42 C.F.R. § 1003.101, commonly referred to as the “Beneficiary Inducement Law”; (xiii) the U.S. Food and Drug Administration; (xiv) restricting the corporate practice of medicine or fee splitting by licensed healthcare professionals; (xv) the practice of pharmacy, the operation of pharmacies, the wholesale distribution, dispensing, labeling, packaging, repackaging, advertising, adulteration or compounding of drug products or controlled substances; (xvi) the provision of pharmacy benefit management, utilization review and healthcare discount card programs and services; (xvii) federal or state laws related to billing or claims for reimbursement for health care items and services submitted to any third party payor; (xviii) healthcare risk sharing products, services and arrangements; and (xix) any state unfair and deceptive trade acts.

“Health Care Programs” means all lines of business, programs and types of services offered by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that involve or relate to providing, arranging to provide, reimbursing, or otherwise administering health care services, as applicable, including Government Sponsored Health Care Programs, commercial risk (individual, small group, large group), workers compensation, the Federal Employees Health Benefits Program (FEHBP), the Children’s Health Insurance Program (CHIP), TRICARE, administrative services only (ASO) and network rental, including self-funded group health plans.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insurance Laws” means all state and federal laws, regulations, subregulatory guidance, bulletins, licensure standards, permits, approvals, or other requirements applicable to the provision of, payment for, or arrangement of any type of insurance coverage, including health insurance, life insurance, disability insurance, long term care insurance, critical illness insurance, specific disease insurance, travel insurance, travel health insurance, reinsurance, home insurance, renters insurance, vehicle insurance, and liability insurance.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, Internet domain names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications, and all divisions, continuations, continuations-in-part, reissues and reexaminations, and any extensions thereof; (iii) registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets and rights in confidential technology and information, know-how, inventions, processes, formulae, algorithms, models and methodologies; (v) rights in Software; and (vi) other similar types of proprietary rights or intellectual property.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable.

“knowledge” of any Person that is not an individual means the actual knowledge of those executive officers of the Company or Parent, as the case may be, set forth in Section 1.01 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule, as applicable.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Major Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is a “significant subsidiary” (as defined in Regulation S-X) of such Person or a Regulated Subsidiary of such Person.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable.

“Parent Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than the Company and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of Parent, or to which 20% or more of the revenues or earnings of Parent on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of Parent, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of any class of equity or voting securities of Parent, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Parent, under which such Person or Group would acquire, directly or indirectly, (A) assets equal to 20% or more of the consolidated assets of Parent, or to which 20% or more of the revenues or earnings of Parent on a consolidated basis are attributable, or (B) beneficial ownership of 20% or more of any class of equity or voting securities of Parent.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2016, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

“Parent Balance Sheet Date” means December 31, 2016.

“Parent Common Stock” means the common stock, $0.01 par value, of Parent.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of Parent or any of its Subsidiaries or (y) for which Parent or any of its Subsidiaries has any direct or indirect liability.

“Parent Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property, in each case, of Parent and its Subsidiaries.

“Parent Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided that no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting any industry in which Parent or any of its Subsidiaries operate, (iii) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of enrollments, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the Merger, the taking of any action required or expressly contemplated by this Agreement or the identity of, or any facts or circumstances relating to the Company or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with Governmental Authorities, customers, Providers, suppliers, partners, officers or employees (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority, (viii) any changes in GAAP (or authoritative interpretations thereof), (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (x)

any taking of any action at the written request of or with the consent of the Company (it being understood and agreed that, with respect to any action taken with such consent, the foregoing shall not preclude the Company from asserting that any facts or occurrences resulting from such action that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (xi) any reduction in the credit rating of Parent or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (xiii) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Authority, in each case, whether such changes are applicable nationally or to only certain geographic areas, or (xiv) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the Merger, except in the case of each of clauses (i), (ii), (iv), (vii), (viii) or (xiii), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which Parent and its Subsidiaries operate (it being understood and agreed that any such disproportionate effect on Parent and its Subsidiaries to the extent resulting from the greater concentration of the businesses of Parent and its Subsidiaries in any particular industry or geography relative to other companies operating in the industries in which Parent and its Subsidiaries operate shall not be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect).

“Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five (5) consecutive trading days ending on the trading day that is two (2) trading days prior to the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP or SAP, as applicable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto, or (x) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Providers” means all physicians, physician groups, medical groups, and other groups of health care practitioners, independent practice associations and other provider networks, dentists, optometrists, pharmacies and pharmacists, radiologists, radiology centers, laboratories, mental health professionals, community health centers, clinics, surgicenters, accountable care organizations, chiropractors, physical therapists, nurses, nurse practitioners, physician’s assistants, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional or facility.

“Regulated Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is licensed in one or more jurisdictions as an insurance company, health maintenance organization (including a single healthcare service plan), managed care organization, healthcare service plan, specialized healthcare service plan, healthcare service corporation, pharmacy, dental maintenance organization, dental plan organization, prepaid dental plan, third party administrator and/or utilization review agent, broker or agency.

“SAP” means, as to any insurance company or health maintenance organization conducting an insurance business, the statutory accounting practices prescribed or permitted by Applicable Law or Governmental Authorities seated in the jurisdiction where such insurance company or health maintenance organization is domiciled and responsible for the regulation thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Severance Pay Plan” means the severance plan set forth on Section 7.05(a) of the Company Disclosure Schedule.

“Social Security Act” means the Social Security Act of 1935.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any tax return, report or other filing, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than (i) agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters, (ii) financing agreements that do not have as a principal purpose addressing Tax matters and (iii) leases.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any tax.

“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Affiliates or the Representatives of any such Persons acting in such capacity.

“Treasury Regulations” means the Treasury regulations promulgated by the United States Department of Treasury under the Code.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement or as otherwise contemplated by the last sentence of Section 7.06(b).

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2001 Indenture	6.04
2007 Indenture	6.04
Affected Employee	7.05(a)
Agreement	Preamble
Alternative Financing	7.06
Annual Incentive Plan	7.05(d)
Assumed Performance Unit Award	2.06(b)(ii)
Assumed Restricted Unit Award	2.06(a)(ii)
Assumed Stock Appreciation Right	2.06(c)(ii)
Bankruptcy and Equity Exceptions	4.02(a)
Cash Consideration	2.03(a)(i)
Certificate	2.03(a)(iv)
Claim Expenses	7.04(a)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Additional Amounts	10.03(e)
Company Adverse Recommendation Change	6.02(a)
Company Approval Time	6.02(b)
Company Board Recommendation	4.02(b)
Company Class A Preferred Shares	4.05(a)
Company ESPP	2.06(d)
Company ESPP Offering Period	2.06(d)
Company Insurance Policies	4.25
Company Intervening Event	6.02(g)
Company Material Contract	4.18(a)
Company Notes	6.04
Company Organizational Documents	4.01
Company Permits	4.16
Company PSU Award	2.06(b)(i)
Company Record Date	8.04(a)
Company Registered IP	4.22(a)
Company Required Governmental Authorizations	4.03
Company RSU Award	2.06(a)(i)
Company SEC Documents	4.07(b)
Company Securities	4.05(a)
Company Shareholder Approval	4.02(a)
Company Shareholder Meeting	8.04(a)

Term	Section
Company Statutory Filings	4.10
Company Stock Appreciation Right	2.06(c)(i)
Company Superior Proposal	6.02(f)
Company Termination Fee	10.03(a)
Confidentiality Agreement	8.01(a)
Debt Commitment Letter	5.24(a)
Debt Commitment Letters	5.24(a)
Debt Financing	5.24(a)
D&O Claim	7.04(a)
D&O Indemnified Parties	7.04(a)
D&O Indemnifying Parties	7.04(a)
EBITDA	8.02(b)
Effective Time	2.02(a)
End Date	10.01(b)(i)
Equity Award Cash Consideration	2.06(c)(i)
Exchange Agent	2.04(a)
Exchange Agent Agreement	2.04(a)
Exchange Fund	2.04(a)
Exchange Ratio	2.03(a)(i)
Excluded Shares	2.03(a)(i)
Existing Notes	6.04
Incentive Plan Participant	7.05(d)
Indentures	6.04
internal controls	4.07(f)
Joint Proxy Statement/Prospectus	8.03(a)
Lease	4.23
Maximum Premium	7.04(b)
Merger	2.02(b)
Merger Consideration	2.03(a)(i)
Merger Sub	Preamble
New Company Plans	7.05(b)
NYSE	4.03
Parent	Preamble
Parent Additional Amounts	10.03(e)
Parent Adverse Recommendation Change	7.02(a)
Parent Approval Time	7.02(b)
Parent Board Recommendation	5.02(b)
Parent Equity Awards	5.05(a)
Parent Intervening Event	7.02(g)
Parent Organizational Documents	5.01
Parent Permits	5.13
Parent Preference Stock	5.05(a)
Parent Preferred Stock	5.05(a)
Parent Registered IP	5.18(a)
Parent Required Governmental Authorizations	5.03

Term	Section
Parent Restricted Stock Units	5.05(a)
Parent SEC Documents	5.07(b)
Parent Securities	5.05(a)
Parent Share Issuance	5.02(a)
Parent Stock Options	5.05(a)
Parent Stockholder Approval	5.02(a)
Parent Stockholder Meeting	8.04(b)
Parent Superior Proposal	7.02(f)
Parent Termination Fee	10.03(b)
Pennsylvania Department of State	2.02(a)
Pennsylvania Law	2.02(a)
principal executive officer	4.07(e)
principal financial officer	4.07(e)
Registration Statement	8.03(a)
Regulation S-K	4.14
Regulation S-X	6.01(m)
Regulatory Material Adverse Effect	8.02(b)
Regulatory Termination Fee	10.03(c)
Representatives	6.02(a)
S&S	2.01
Share Consideration	2.03(a)(i)
Statement of Merger	2.02(a)
Surviving Corporation	2.02(b)
Surviving Corporation Common Stock	2.03(a)(iii)
Transaction Litigation	8.08
Uncertificated Share	2.03(a)(iv)

Section 1.02.     Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) posted and made available to the other party on the Intralinks/Project Tree due diligence data site, with respect to the Company, or on the Merrill Datasite/Project Hudson due diligence data site, with respect to Parent, as applicable, maintained by such party in connection with the transactions contemplated hereby, in each case, prior to the date hereof; (B) provided via electronic mail or in person prior to the date hereof (including materials provided to or reviewed by outside counsel); or (C) filed or furnished to the SEC prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvi) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II

Closing; THE Merger

Section 2.01.       Closing. The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Shearman & Sterling LLP (“S&S”), 599 Lexington Avenue, New York, New York, 10022 at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the date the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

Section 2.02.        The Merger.

(a)       At the Closing, the Company shall file a statement of merger (the “Statement of Merger”) with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department of State”) and make all other filings or recordings required by Title 15 of the Pennsylvania Consolidated Statutes (“Pennsylvania Law”) in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Statement of Merger is duly filed with the Pennsylvania Department of State (or at such later time as Parent and the Company shall agree and is specified in the Statement of Merger).

(b)       At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Pennsylvania Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(c)       From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Pennsylvania Law.

Section 2.03.       Conversion of Shares.

(a)       At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock:

(i)       other than shares of Company Common Stock to be cancelled pursuant to Section 2.03(a)(ii) (collectively, the “Excluded Shares”), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.8378 (the “Exchange Ratio”) fully paid and non-assessable shares of Parent Common Stock (the “Share Consideration”) and (ii) $145.00 in cash without interest thereon (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”);

(ii)       each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time (other than any such shares owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) shall be cancelled, and no consideration shall be paid with respect thereto;

(iii)       each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (the “Surviving Corporation Common Stock”); and

(iv)       all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (x) each share of Company Common Stock that was immediately prior to the Effective Time represented by a certificate (each, a “Certificate”) and (y) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company shall (other than with respect to Excluded Shares) thereafter represent only the right to receive (A) the Merger Consideration and (B) with respect to the Share Consideration, the right to receive (1) any dividends or other distributions pursuant to Section 2.04(f) and (2) any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.08, in each case to be issued or paid in accordance with Section 2.04, without interest.

Section 2.04.       Surrender and Payment.

(a)       Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company (the “Exchange Agent Agreement”) for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.04 through the Exchange Agent, (x) certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.03(a)(i) in exchange for outstanding shares of Company Common Stock and (y) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.03(a)(i). Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash and/or shares of Parent Common Stock sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.04(f) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.08. Promptly after the Effective Time (and in no event more than two (2) Business Days following the Closing Date), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and substantially finalized prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. All certificates (or evidence of shares in book-entry form) and cash deposited with the Exchange Agent pursuant to this Section 2.04 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such cash shall only be invested in the manner provided in the Exchange Agent Agreement; and provided, further, that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests; provided, further, that to the extent necessary to pay the Merger Consideration, Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

(b)       Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in respect of each share of the Company Common Stock represented by such Certificate or Uncertificated Share (A) the Merger Consideration and (B) cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 and Section 2.04(f). The shares of Parent Common Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under Applicable Law.

(c)       If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Parent Common Stock or any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 or Section 2.04(f)) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(d)       Upon the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 and Section 2.04(f)) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II.

(e)       Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 and Section 2.04(f)), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)       Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.04, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Common Stock constituting the Share Consideration have been registered, (i) in connection with the payment of the Share Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.08, and (y) the aggregate amount of all dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole shares of Parent Common Stock constituting the Share Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Common Stock constituting the Share Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.08, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.04.

(g)       The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.05.       No Dissenters Rights. In accordance with Section 1571(b) of Pennsylvania Law, the Merger will not entitle any holder of Company Common Stock to any dissenters rights.

Section 2.06.       Company Equity Awards; Company ESPP

(a)       Company Restricted Stock Units.

(i)       Immediately prior to the Effective Time, with respect to each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that (x) vests solely based on the passage of time (each, a “Company RSU Award”) and (y) pursuant to its terms as in effect as of the date hereof, provides for automatic accelerated vesting upon the consummation of the transactions contemplated by this Agreement, the restrictions and vesting conditions applicable to such Company RSU Award shall lapse and each such Company RSU Award shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company RSU Award, the Merger Consideration, less applicable Tax withholdings, which shall be paid or provided by Parent as soon as practicable following the Closing Date, but in no event later than five (5) Business Days following the Closing Date.

(ii)       With respect to each Company RSU Award that (x) is not converted into a right to receive the Merger Consideration in accordance with Section 2.06(a)(i) or (y) is granted after the date hereof to the extent permitted under Section 6.01(d), at the Effective Time, such Company RSU Award shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and shall be converted into a restricted unit award (each, an “Assumed Restricted Unit Award”), except that each Assumed Restricted Unit Award shall cover that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. Except as provided in this Section 2.06(a)(ii), each Assumed Restricted Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger).

(b)       Company Performance Stock Units.

(i)       Immediately prior to the Effective Time, with respect to each stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that (x) vests based on the achievement of performance goals (each, a “Company PSU Award”) and (y) pursuant to its terms as in effect as of the date hereof, provides for automatic accelerated vesting upon the consummation of the transactions contemplated by this Agreement, the restrictions and vesting conditions applicable to such Company PSU Award shall lapse and each such Company PSU Award shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company PSU Award (determined assuming the achievement of target level performance), the Merger Consideration, less applicable Tax withholdings, which shall be paid or provided by Parent as soon as practicable following the Closing Date, but in no event later than five (5) Business Days following the Closing Date.

(ii)       With respect to each Company PSU Award that (x) is not converted into a right to receive Merger Consideration in accordance with Section 2.06(b)(i) or (y) is granted after the date hereof to the extent permitted under Section 6.01(d), at the Effective Time, such Company PSU Award shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and shall be converted into a time-vesting restricted unit award (each, an “Assumed Performance Unit Award”), except that each Assumed Performance Unit Award shall cover that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying such Company PSU Award immediately prior to the Effective Time (determined in accordance with the applicable award agreement) multiplied by the Equity Award Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. Except as provided in this Section 2.06(b)(ii), each Assumed Performance Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU Award immediately prior to the Effective Time (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger).

(c)       Company Stock Appreciation Rights.

(i)       At the Effective Time, each stock appreciation right representing the right to receive a payment in shares of Company Common Stock under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Appreciation Right”) that is vested or that, pursuant to its terms as in effect as of the date hereof, would become vested as of the Effective Time, with a per share exercise price less than the Equity Award Cash Consideration, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the sum of (x) the Cash Consideration plus (y) the value equal to the product of the Parent Stock Price multiplied by the Exchange Ratio (the sum of the amounts in clauses (x) and (y), the “Equity Award Cash Consideration”) over (2) the applicable per share exercise price of such Company Stock Appreciation Right multiplied by (B) the total number of shares of Company Common Stock subject to such Company Stock Appreciation Right. At the Effective Time, each Company Stock Appreciation Right that is vested or that, pursuant to its terms as in effect as of the date hereof, would become vested as of the Effective Time, with a per share exercise price greater than or equal to the Equity Award Cash Consideration, shall be cancelled for no consideration.

(ii)       Each Company Stock Appreciation Right that (x) is not cancelled in accordance with Section 2.06(c)(i) or (y) is granted after the date hereof to the extent permitted under Section 6.01(d), at the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and become, as of the Effective Time, a stock appreciation right (an “Assumed Stock Appreciation Right”) representing the right to receive a payment in shares of Parent Common Stock, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Stock Appreciation Right immediately prior to the Effective Time, shares of Parent Common Stock, except that (A) the number of shares of Parent Common Stock, rounded down to the nearest whole share, subject to such Assumed Stock Appreciation Right shall equal the product of (x) the number of shares of Company Common Stock that were subject to such Company Stock Appreciation Right immediately prior to the Effective Time, multiplied by (y) the Equity Award Exchange Ratio, and (B) the per share exercise price, rounded up to the nearest whole cent, shall equal the quotient of (1) the exercise price per share of Company Common Stock at which such Company Stock Appreciation Right was exercisable immediately prior to the Effective Time, divided by (2) the Equity Award Exchange Ratio.

(d)       Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Aetna Inc. 2016 Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to provide that: (i) with respect to the offering period for which participant payroll deductions commence during December 2017 (the “Company ESPP Offering Period”), (A) no participant may elect to participate in the Company ESPP after the date of this Agreement, (B) no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of this Agreement for such Company ESPP Offering Period; and (C) such Company ESPP Offering Period shall terminate at the earlier of (x) the scheduled purchase date for such Company ESPP Offering Period and (y) immediately prior to the Effective Time; (ii) each participant’s accumulated payroll deduction shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP on the earlier of (x) the scheduled purchase date for such Company ESPP Offering Period and (y) immediately prior to the Effective Time; (iii) no additional offering periods shall commence thereafter; and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate, effective at the Effective Time.

(e)       Reservation of Shares. As soon as practicable following the Closing Date (but in no event more than five (5) Business Days following the Closing Date), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the issuance of the shares of Parent Common Stock subject to the Assumed Restricted Unit Awards, Assumed Performance Unit Awards and Assumed Stock Appreciation Rights and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Restricted Unit Awards, Assumed Performance Unit Awards and Assumed Stock Appreciation Rights remain outstanding.

(f)       Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or the compensation committee (or equivalent committee) of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Management Planning and Development Committee of the Board of Directors of Parent) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.06.

Section 2.07.        Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.08.        Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the Parent Stock Price by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

Section 2.09.        Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or non-U.S. Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds and pays over all amounts so withheld to the appropriate Taxing Authority within the period required under Applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld by Parent or the Surviving Corporation to the appropriate Taxing Authority within the period required under Applicable Law.

Section 2.10.        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a customary bond issued for lost, stolen or destroyed stock certificates, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation, with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II.

Section 2.11.        Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article III

Organizational Documents; Directors and Officers

Section 3.01.        Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended so that it reads in its entirety as set forth on Exhibit A. From and after the Effective Time, the articles of incorporation of the Company as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended as provided therein, in the articles of incorporation of the Surviving Corporation or by Applicable Law, except that the name of the corporation reflected therein shall be “Aetna Inc.”

Section 3.02.        Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Article IV

Representations and Warranties of the Company

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 4.27, Section 4.28 and Section 4.29, as disclosed in any publicly available Company SEC Document filed after December 31, 2016 and before the date of this Agreement or in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 or in the Company’s proxy statement for the 2016 annual meeting of the Company’s shareholders or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.        Corporate Existence and Power. The Company is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).

Section 4.02.        Corporate Authorization.

(a)       The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the corporate powers of the Company and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock approving and adopting this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b)       At a meeting duly called and held, the Board of Directors of the Company unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its shareholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s shareholders, and (iv) recommending approval and adoption of this Agreement (including the Merger) by the Company’s shareholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.02, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03.       Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filing with, any Governmental Authority other than (i) the filing of the Statement of Merger with the Pennsylvania Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the New York Stock Exchange (the “NYSE”), (iv) Consents of, and Filings with, the state insurance departments, federal and state departments of health and other Consents and Filings required under the Health Care Laws, Government Sponsored Health Care Programs or Insurance Laws that are listed on Section 4.03 of the Company Disclosure Schedule (the Consents and Filings required under or in connection with this clause (iv), collectively, the “Company Required Governmental Authorizations”), and (v) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.       Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.       Capitalization.

(a)       Under the Company’s Articles of Incorporation, the total number of shares of all classes that the Company has the authority to issue is 2,996,654,333. As of the date of this Agreement, the Company’s authorized capital stock consists of (x) 7,625,000 Class A Voting Preferred Shares (“Company Class A Preferred Shares”), (y) 2,520,137,562 shares of Company Common Stock and (z) 468,891,771 shares undesignated as to class or series. As of the Closing Date, 2,520,137,562 shares (less any shares purchased by, redeemed by, surrendered to or otherwise acquired by the Company after the date of this Agreement and prior to the Closing Date, which shares will become undesignated) will be designated as Company Common Stock. As of November 30, 2017, there were outstanding (i) 326,172,331 shares of Company Common Stock, (ii) no Company Class A Preferred Shares, (iii) Company Stock Appreciation Rights (including any Company Stock Appreciation Rights subject to performance conditions that settle into Company Common Stock) with respect to an aggregate of 7,594,264 shares of Company Common Stock (of which Company Stock Appreciation Rights with respect to 3,727,241 shares of Company Common Stock were exercisable), (iv) 886,715 Company PSU Awards and 1,422,112 Company RSU Awards under the Company’s equity compensation plans and (v) unexercised rights to purchase approximately 51,000 shares of Company Common Stock under the Company ESPP in the current Company ESPP Offering Period. Except as set forth in this Section 4.05(a) and for changes since November 30, 2017 resulting from (A) the exercise or vesting and settlement of Company Equity Awards outstanding on such date or issued after such date, or (B) the issuance of Company Equity Awards after such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(b)       All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company (other than any such shares owned by Subsidiaries of the Company in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). Section 4.05(b) of the Company Disclosure Schedule sets forth a true and complete list, as of November 28, 2017, of all outstanding Company Equity Awards, including with respect to each such equity award, the holder, date of grant, vesting schedule, whether the award provides for accelerated vesting upon the consummation of the transactions contemplated by this Agreement, whether subject to performance conditions, number of shares of Company Common Stock subject to such award, the amount of any accrued but unpaid dividend equivalent rights relating to such award and, for Company Stock Appreciation Rights, the applicable exercise price and expiration date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

Section 4.06.        Subsidiaries.

(a)       Each Major Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Major Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Schedule sets forth a true and complete list of each Major Subsidiary of the Company as of the date of this Agreement, its jurisdiction of incorporation or organization, and, if a Regulated Subsidiary of the Company, each jurisdiction where it is licensed by the state department of insurance, state department of health or other applicable state agency.

(b)       All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities described in the foregoing clauses (i) through (iii) of this Section 4.06(b). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the

Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07.       SEC Filings and the Sarbanes-Oxley Act.

(a)       The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2015. No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b)       As of its filing date, each report, schedule, form, statement, prospectus, registration statement and other document filed with or furnished to the SEC by the Company since January 1, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) filed prior to the date of this Agreement complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will comply, in all material respects with the applicable requirements of the NYSE, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)       As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed prior to the date of this Agreement did not, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)       The Company is, and since January 1, 2015 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e)       The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)       The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since January 1, 2015.

(g)       Since January 1, 2015, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

Section 4.08.       Financial Statements and Financial Matters.

(a)       The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b)       From January 1, 2015 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09.        Disclosure Documents. The information relating to the Company and its Subsidiaries that is provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Shareholder Meeting and the Parent Stockholder Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the time the

Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and the stockholders of Parent and at the time of the Company Shareholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10.        Statutory Financial Statements. The audited statutory financial statements for the year ended December 31, 2016, and the unaudited statutory financial statements for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed by the Company’s Regulated Subsidiaries that are licensed as insurance companies or health maintenance organizations prior to the date hereof with the applicable Governmental Authorities (the “Company Statutory Filings”) and the respective statements of assets, liabilities, capital and surplus, revenues and expenses and cash flows included or incorporated therein (i) were prepared from the books and records of the applicable Regulated Subsidiary, (ii) present fairly in all material respects the statutory financial condition and results of operations of the applicable Regulated Subsidiary as of the date and for the periods then ended (subject to normal and recurring year-end adjustments in the case of any interim statements), and (iii) were prepared in all material respects in accordance with SAP applied on a consistent basis (except as may be indicated in the notes thereto).

Section 4.11.        Reserves. The loss reserves and other actuarial amounts of the Regulated Subsidiaries of the Company as of December 31, 2016 recorded in the Company Statutory Filings: (i) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal year (except as may be indicated in the notes thereto) and (iii) include provisions for all actuarial reserves that were required at that time to be established in accordance with Applicable Laws based on facts known to the Company as of such date; provided that, notwithstanding the foregoing, it is acknowledged and agreed by Parent and Merger Sub that with respect to the adequacy or sufficiency of the reserves of the Company or any of the Company’s Regulated Subsidiaries, the Company is not making any representation or warranty in this Agreement, and nothing contained in this Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of the Company in respect of the adequacy or sufficiency of the reserves of the Company or any of the Company’s Regulated Subsidiaries.

Section 4.12.        Capital or Surplus Maintenance. As of the date of this Agreement, no Regulated Subsidiary of the Company is subject to any requirement imposed by a Governmental Authority to maintain capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under Applicable Laws of general application.

Section 4.13.        Absence of Certain Changes.

(a)       Since the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Since the Company Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.14.        No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.15.        Litigation. There is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding or threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.16.        Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses (the “Company Permits”). The Company and each of its Subsidiaries is and since January 1, 2015, has been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no claim, action, suit, investigation or proceeding pending, or, to the knowledge of the Company, threatened that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17.        Compliance with Applicable Laws.

(a)       The Company and each of its Subsidiaries is, and since January 1, 2015 has been, in compliance with all Applicable Laws, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Since January 1, 2015, neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is, to the knowledge of the Company, subject to an ongoing investigation by a Governmental Authority or has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Applicable Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiaries’ operations, activities, services or financial condition that has not been fully and finally resolved without further liability to the Company and its Subsidiaries.

(c)       Since January 1, 2015, each Regulated Subsidiary of the Company has filed all Company Statutory Filings and all other material Filings (including Filings with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of the Company), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), except where the failure to make such Company Statutory Filings and other Filings has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have adopted and implemented policies, procedures or programs reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, Third Party marketing organizations and similar entities with which they do business are in compliance with all Applicable Laws.

(e)       With respect to participation in Government Sponsored Health Care Programs, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Regulated Subsidiaries of the Company that participates in such a Government Sponsored Health Care Program (i) meets the requirements for participation in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Regulated Subsidiary currently participates, and (ii) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

(f)       Since January 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care Program or subject to an investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion or debarment.

(g)       Since January 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program, or (iv) has been or is a party to or subject to any action or proceeding concerning any of the matters described in the foregoing clauses (i) through (iii) of this Section 4.17(g).

Section 4.18.        Material Contracts.

(a)       Section 4.18(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(i)       (A) the 25 largest Contracts of the Company and its Subsidiaries, taken as a whole, with Providers, (B) the 25 largest service vendor Contracts of the Company and its Subsidiaries, taken as a whole, and (C) the 15 largest commercial customer Contracts of the Company and its Subsidiaries, in each of (A) through (C) measured in terms of payments made or received (as applicable) by the Company and its Subsidiaries, taken as a whole, during the twelve (12)-month period ended December 31, 2016;

(ii)       any Medicaid, Medicare, CHIP or TRICARE Contract or any national Office of Personnel Management Contract with a Governmental Authority;

(iii)       any Contracts of the Company and its Subsidiaries with brokers, agents, or producers for which payments made by the Company and its Subsidiaries during the twelve (12)-month period ended December 31, 2016 exceeded $10,000,000.

(iv)       any Contract or policy for reinsurance ceded to or assumed from a Third Party involving payments in excess of $7,500,000 in any fiscal year;

(v)       any pharmacy benefit management agreement with any entity other than Parent or one of its Subsidiaries;

(vi)       any Contracts between the Company and its Subsidiaries with a pharmaceutical manufacturer involving payments during the twelve (12)-month period ended December 31, 2016 in excess of (A) $30,000,000 in the case of Contracts for formulary or pharmacy rebates or (B) $10,000,000 in the case of all other such Contracts;

(vii)       any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity or “most favored nation” obligations or restrictions or other provisions restricting or purporting to restrict the ability of the Company or any of its Subsidiaries to contract or establish prices for health care or other services, to sell products directly or indirectly through third parties or to solicit any potential employee, Provider or customer that would so restrict or purport to restrict Parent or any of its Affiliates after the Effective Time in any material respect;

(viii)       any Contract reasonably expected to result in payments made or received by the Company and its Subsidiaries in excess of $50,000,000 in any year and for which the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby would require any consent or other action by any Person (including notice by the Company) thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation (including triggering of a price adjustment, right of renegotiation or other remedy) or the loss of any benefit to which the Company or any of its Subsidiaries is entitled thereunder;

(ix)       promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, (A) if as borrower or guarantor, in excess of $25,000,000, and (B) if as lender, in excess of $5,000,000 (in each case, other than (1) any such Contract, as lender, with any Provider, as borrower, so long as such Contract was entered into in the ordinary course of business consistent with past practice, or (2) any such Contracts among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries);

(x)       any Contract restricting the payment of dividends or the making of distributions to shareholders or the repurchase of stock or other equity;

(xi)       any collective bargaining agreements;

(xii)       any material joint venture, profit-sharing, partnership or other similar agreements;

(xiii)       other than with respect to any transactions involving investments in securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, any Contracts or series of related Contracts relating to the pending acquisition or disposition of the assets or securities of any Person or any business for a price in excess of $15,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(xiv)       any lease or sublease for real or personal property for which annual rental payments made by the Company and its Subsidiaries during the twelve (12) month period ended December 31, 2016 or expected to be made by the Company and its Subsidiaries during the twelve (12) month period ending December 31, 2017 are greater than $1,500,000;

(xv)       all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than licenses to Software that is commercially available on non-discriminatory pricing terms) or (B) grants any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than immaterial, non-exclusive licenses granted in the ordinary course of business);

(xvi)       any Contracts or other transactions with any (A) executive officer or director of the Company, (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company, or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such executive officer, director or beneficial owner; and

(xvii)       any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K.

(b)       All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Section 4.18(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each executory contract, offer or other undertaking that is outside of the ordinary course of business consistent with past practice executed by the Company or any of its Subsidiaries that, if accepted or executed and delivered by the applicable Third Party would constitute a Company Material Contract.

Section 4.19.     Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)       All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b)       The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP or SAP, as applicable, an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP or SAP, as applicable, an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c)       (i) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.

(d)       There is no claim, action, suit, proceeding or investigation (including an audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e)       There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(f)       During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be a spin-off governed by Section 355 or Section 361 of the Code.

(g)       There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(h)       No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)       None of the Company or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)       Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

Section 4.20.        Employees and Employee Benefit Plans.

(a)       Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan and each Company Employee Plan that is subject to ERISA. For each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past year, and (vii) all current employee handbooks, manuals and policies.

(b)       Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2011, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(c)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC. To the knowledge of the Company, since January 1, 2015, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)       With respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan.

(f)       Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-

employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(g)       There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law.

(h)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Employee Plan or other compensation benefit or arrangement, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any tax incurred by such Person, including under Section 409A or 4999 of the Code.

(i)       Each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code in all material respects.

(j)       With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

Section 4.21.        Labor Matters.

(a)       Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b)       Neither the Company nor any of its Subsidiaries is, or since January 1, 2015 has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Company’s knowledge, there has not been any organizational campaign, card solicitation, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

Section 4.22.        Intellectual Property.

(a)       Section 4.22(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all registrations (including patents and domain name registrations) and applications for registration for Owned Intellectual Property that is Company Intellectual Property (the “Company Registered IP”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Registered IP has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting.

(b)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property included in the Company Intellectual Property and hold all of their right, title and interest in and to all of the Company Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business), (ii) to the knowledge of the Company, the Company’s Owned Intellectual Property and the Company’s Licensed Intellectual Property constitutes all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, and (iii) to the knowledge of the Company, there exist no material restrictions on the use of any of the Company’s Owned Intellectual Property.

(c)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Intellectual Property, and (iii) to the knowledge of the

Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any Company Intellectual Property.

(d)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and other customer and public communications and the Company and its Subsidiaries have complied with such policies and all Applicable Laws relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, storage and disclosure of any personally-identifiable information (including personal health information) and other data or information collected or stored by the Company or any of its Subsidiaries, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of such policies or Applicable Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such policy, and (iv) the Company and its Subsidiaries have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 4.22(d) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

(e)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) there has been no unauthorized use, access, interruption, modification or corruption of the Company’s IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 4.23.       Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms), (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the

Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Lease.

Section 4.24.       Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)       no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, suit, proceeding or investigation (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(b)       the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(c)       there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

Section 4.25.       Insurance. The Company has made available to Parent, prior to the date of this Agreement, a list and summaries of all material insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “Company Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the transactions contemplated by this Agreement. Section 4.25 of the Company Disclosure Schedule sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.

Section 4.26.     Transactions with Affiliates. To the knowledge of the Company and as of the date of this Agreement, since January 1, 2015, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.27.       Antitakeover Statutes. Assuming the representation and warranty set forth in Section 5.23 is true and correct, neither the restrictions set forth in Subchapter F of Chapter 25 of Pennsylvania Law nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.28.       Opinions of Financial Advisors. The Board of Directors of the Company has received the separate opinions of each of Lazard Frères & Co. LLC and Allen & Company LLC, financial advisors to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.29.       Finders’ Fees. Except for Lazard Frères & Co. LLC, Allen & Company LLC and Evercore Group L.L.C., a copy of each of whose engagement agreements has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.30.       No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock, and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (other than any such securities owned by the Company or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 4.31.       No Other Company Representations and Warranties. Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article IV), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article IV), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries with respect to (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard, or (d) the collectability of any amounts under any reinsurance Contract. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to Article V), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 4.31 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.

Article V

Representations and Warranties of Parent

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.20, Section 5.21 and Section 5.22, as disclosed in any publicly available Parent SEC Document filed after December 31, 2016 and before the date of this Agreement or in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2015 or in Parent’s proxy statement for the 2016 annual meeting of Parent’s stockholders or (ii) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.       Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania. Each of Parent and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, Parent indirectly owns all of the outstanding shares of capital stock of Merger Sub. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and the articles of incorporation and bylaws of Merger Sub, as in effect on the date of this Agreement (the “Parent Organizational Documents”). Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.       Corporate Authorization.

(a)       The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement are within the corporate powers of each of Parent and Merger Sub and, except for the Parent Stockholder Approval and the required approval of the shareholder of Merger Sub in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The affirmative vote of a majority of all votes cast by holders of outstanding shares of Parent Common Stock at a duly called and held meeting of Parent’s stockholders at which a quorum is present approving the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”) is the only vote of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b)       At a meeting duly called and held, the Board of Directors of Parent unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance) are fair to and in the best interests of Parent’s stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance), (iii) directing that the approval of the Parent Share Issuance be submitted to a vote at a meeting of Parent’s stockholders and (iv) recommending approval of the Parent Share Issuance by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”).

(c)       The Board of Directors of Merger Sub has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Merger Sub and its shareholder,

(ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that this Agreement be submitted to a vote of Merger Sub’s shareholder and (iv) recommending approval and adoption of this Agreement by Merger Sub’s shareholder. Except as permitted by Section 7.02, the Board of Directors of each of Parent and Merger Sub has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 5.03.     Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filing with, any Governmental Authority other than (i) the filing of the Statement of Merger with the Pennsylvania Department of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NYSE, (iv) Consents of, and Filings with, the state insurance departments, federal and state departments of health and other Consents and Filings required under the Health Care Laws, Government Sponsored Health Care Programs or Insurance Laws that are listed on Section 5.03 of the Parent Disclosure Schedule (the Consents and Filings required under or in connection with this clause (iv), collectively, the “Parent Required Governmental Authorizations”), and (v) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.      Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, (ii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.      Capitalization.

(a)       The authorized capital stock of Parent consists of (i) 3,200,000,000 shares of Parent Common Stock, (ii) 120,619 shares of cumulative preferred stock, par value $0.01 per share (“Parent Preferred Stock”) and (iii) 50,000,000 shares of preference stock, par value $1.00 per share (“Parent Preference Stock”). As of November 30, 2017, there were outstanding (i) 1,013,088,658 shares of Parent Common Stock, (ii) no shares of Parent Preferred Stock, (iii) no shares of Parent Preference Stock, (iv) options to purchase shares of Parent Common Stock (“Parent Stock Options”) with respect to an aggregate of 20,940,443 shares of Parent Common Stock (of which, Parent Stock Options with respect to 11,604,106 shares of Parent Common Stock were exercisable), (v) 5,577,549 restricted stock units under Parent’s equity compensation plans, assuming target performance levels for any performance-based restricted stock units (“Parent Restricted Stock Units”) and (vi) 865,100 shares of Parent Common Stock subject to long-term incentive plan awards, at target performance levels (together with Parent Stock Options, Parent Restricted Stock Units and any other equity or equity-linked awards granted after November 30, 2017, “Parent Equity Awards”). The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right. Parent directly or indirectly owns all of the issued and outstanding capital stock of Merger Sub. Except as set forth in this Section 5.05(a) and for changes since November 30, 2017 resulting from (x) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or issued after such date, or (y) the issuance of Parent Equity Awards after such date, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (C) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (A) through (D) being referred to collectively as the “Parent Securities”).

(b)       All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent (other than any such shares owned by Subsidiaries of Parent in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Parent Securities.

Section 5.06.      Subsidiaries.

(a)       Each Major Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Major Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)       All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities described in the foregoing clauses (i) through (iii) of this Section 5.06(b). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 5.07.      SEC Filings and the Sarbanes-Oxley Act.

(a)       Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2015. No Subsidiary of Parent is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b)       As of its filing date, each report, schedule, form, statement, prospectus, registration statement and other document filed with or furnished to the SEC by Parent since January 1, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”) filed prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this

Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will comply, in all material respects with the applicable requirements of the NYSE, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)       As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)       Parent is, and since January 1, 2015 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e)       Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f)       Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to Parent’s auditors and audit committee since January 1, 2015.

(g)       Since January 1, 2015, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any

related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

Section 5.08.      Financial Statements and Financial Matters.

(a)       The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(b)       From January 1, 2015 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 5.09.      Disclosure Documents. The information relating to Parent and its Subsidiaries that is provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Shareholder Meeting and the Parent Stockholder Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and the stockholders of Parent and at the time of the Company Shareholder Meeting and Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.10.      Absence of Certain Changes.

(a)       Since the Parent Balance Sheet Date through the date of this Agreement, (i) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)       Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.11.      No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued,

contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

Section 5.12.      Litigation. There is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of Parent or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding or threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.13.      Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries is and since January 1, 2015, has been in compliance with the terms of the Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no claim, action, suit, investigation or proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.14.      Compliance with Applicable Laws.

(a)       Parent and each of its Subsidiaries is, and since January 1, 2015 has been, in compliance with all Applicable Laws, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)       Since January 1, 2015, neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries is, to the knowledge of Parent, subject to an ongoing investigation by a Governmental Authority or has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that Parent or any of its Subsidiaries has violated any Applicable Laws or which requires or seeks to adjust, modify or alter Parent’s or any of its Subsidiaries’ operations, activities, services or financial condition that has not been fully and finally resolved without further liability to Parent and its Subsidiaries.

(c)       Since January 1, 2015, each Regulated Subsidiary of Parent has filed all material Filings (including Filings with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of Parent), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), except where the failure to make such Filings has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have adopted and implemented policies, procedures or programs reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, Third Party marketing organizations and similar entities with which they do business are in compliance with all Applicable Laws.

(e)       With respect to participation in Government Sponsored Health Care Programs, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Subsidiaries of Parent that participates in such a Government Sponsored Health Care Program (i) meets the requirements for participation in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Subsidiary currently participates and (ii) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

(f)       Since January 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent, any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care

Program or subject to an investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion or debarment.

(g)       Since January 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (iv) has been or is a party to or subject to any action or proceeding concerning any of the matters described in the foregoing clauses (i) through (iii) of this Section 5.14(g).

Section 5.15.      Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)       All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b)       Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books and records.

(c)       (i) All federal income Tax Returns of the affiliated group of which Parent is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither Parent nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which Parent or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.

(d)       There is no claim, action, suit, proceeding or investigation (including an audit) pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

(e)       There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between Parent or any of its Subsidiaries and any Taxing Authority.

(f)       During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction purported or intended to be a spin-off governed by Section 355 or Section 361 of the Code.

(g)       There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

(h)       No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and/or Parent’s Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)       None of Parent or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)       Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

Section 5.16.      Employees and Employee Benefit Plans.

(a)       Neither Parent nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2011, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(b)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of Parent, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each trust created under any such Parent Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(c)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2015, each Parent Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to Parent’s knowledge, is threatened against or reasonably expected to involve, any Parent Employee Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC. To the knowledge of Parent, since January 1, 2015, no events have occurred with respect to any Parent Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against Parent or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)       Neither Parent nor any of its Subsidiaries has any current or projected liability for, and no Parent Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of Parent or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(e)       There has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Parent Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Parent Balance Sheet Date, except as required in order to comply with Applicable Law.

Section 5.17.      Labor Matters.

(a)       Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b)       Neither Parent nor any of its Subsidiaries is, or since January 1, 2015 has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to Parent’s knowledge, there has not been any organizational campaign, card solicitation, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer, employee or individual independent contractor of Parent of any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unfair labor practice complaints pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of Parent or any of its Subsidiaries with respect to Parent or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Parent’s knowledge, threatened against or affecting Parent or any of its Subsidiaries.

Section 5.18.      Intellectual Property.

(a)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the registrations (including patents and domain name registrations) and applications for registration for Owned Intellectual Property that is Parent Intellectual Property (the “Parent Registered IP”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of Parent, all Parent Registered IP is valid, enforceable and subsisting.

(b)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property included in the Parent Intellectual Property and hold all of their right, title and interest in and to all of the Parent Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by Parent or one of its Subsidiaries in the ordinary course of business), (ii) to the knowledge of Parent, Parent’s Owned Intellectual Property and Parent’s Licensed Intellectual Property constitutes all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted, and (iii) to the knowledge of Parent, there exist no material restrictions on the use of any of Parent’s Owned Intellectual Property.

(c)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the knowledge of Parent, neither Parent nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries (A) alleging that Parent or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of Parent or any of its Subsidiaries in any of Parent Intellectual Property, and (iii) to the knowledge of Parent, no Third Party has infringed, misappropriated, diluted or otherwise violated any Parent Intellectual Property.

(d)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and other customer and public communications and Parent and its Subsidiaries have complied with such policies and all Applicable Laws relating to (A) the privacy of the users of Parent’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, storage and disclosure of any personally-identifiable information (including personal health information) and other data or information collected or stored by Parent or any of its Subsidiaries, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of such policies or Applicable Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such policy, and (iv) Parent and its Subsidiaries have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 5.18(d) against loss and unauthorized access, use, modification, disclosure or other misuse and, to the knowledge of Parent, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

(e)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent’s IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits Parent and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) Parent and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of Parent’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) there has been no unauthorized use, access, interruption, modification or corruption of Parent’s IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 5.19.      Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)       no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, suit, proceeding or investigation (including a review) is pending or, to the knowledge of Parent, threatened by any Governmental Authority or other Person relating to Parent or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(b)       Parent and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(c)       there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

Section 5.20.     Antitakeover Statutes. Assuming the representations and warranties set forth in Sections 4.27 and 4.30 are true and correct, no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.21.      Opinions of Financial Advisors. The Board of Directors of Parent has received separate opinions of each of Barclays Capital Inc., Goldman Sachs & Co. LLC, and Centerview Partners LLC, financial advisors to Parent, to the effect that, as of the date of such opinions and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 5.22.      Finders’ Fees. Except for Barclays Capital Inc., Goldman, Sachs & Co., and Centerview Partners LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.23.      No Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock (other than any such securities owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.24.      Financing.

(a)       Parent has delivered to the Company a complete and correct copy of a fully executed commitment letter from the Financing Sources (including all exhibits, schedules, and annexes to such letters as and to the extent delivered to the Company on or prior to the date of this Agreement, the “Debt Commitment Letter”), pursuant to which the Financing Sources have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated hereby. The Debt Commitment Letter and any other debt commitment letter (including any replacement of the Debt Commitment Letter in connection with any Alternative Financing) executed in accordance with Section 7.06, as replaced, amended, supplemented, modified or waived in accordance with Section 7.06, including all exhibits, schedules, and annexes to such letters, are hereinafter referred to together as the “Debt Commitment Letters”. The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing”.

(b)       As of the date of this Agreement, the Debt Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto, and enforceable in accordance with their respective terms against Parent, and to the knowledge of Parent, each of the other parties thereto, subject to the Bankruptcy and Equity Exceptions. All commitment fees required to be paid under the Debt Commitment Letters have been paid in full or will be duly paid in full as and when due, and Parent and Merger Sub have otherwise satisfied all of the other items and conditions required to be satisfied by them, and within their control, pursuant to the terms of the Debt Commitment Letters on or prior to the date of this Agreement. None of the Debt Commitment Letters have been amended, modified or terminated on or prior to the date of this Agreement, and no Debt Commitment Letter will be amended, modified or terminated by Parent or Merger Sub except as consistent with Section 7.06. As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by Parent or Merger Sub under any Debt Commitment Letter. None of Parent or Merger Sub is, as of the date of this Agreement, aware of any fact, occurrence or condition that makes any of the representations or warranties of Parent or Merger Sub set forth in any Debt Commitment Letter inaccurate (assuming the accuracy of the Company’s representations and warranties set forth in this Agreement) in any material respect, that would cause the commitments provided in the Debt Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met. The consummation of the Debt Financing is subject to no conditions precedent other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company, and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company. Except for fee letters relating to fees with respect to the Debt Financing (redacted copies of which, removing only fee amounts, market “flex” provisions and certain other terms (none of which would adversely affect the amounts, availability, timing or conditionality of the Debt Financing), have been provided to the Company on or prior to the date of this Agreement) and any engagement letters or fee discount letters related to the permanent financing referred to in the Debt Commitment Letters, there are no side letters or other agreements, contracts or arrangements to which Parent or Merger Sub or any of their respective Affiliates are a party related to the funding of the Debt Financing, other than as expressly set forth in the Debt Commitment Letters delivered to the Company on or prior to the date of this Agreement. As of the date of this Agreement, assuming no breach by the Company of its representations and warranties under this Agreement (and cooperation and assistance by the Company as required by the terms of this Agreement) and no breach or default by the Company of its obligations under this Agreement (in either case such that the conditions set forth in Section 9.01 or Section 9.02 would fail to be satisfied), and based upon facts and events known by Parent as of the date of this Agreement, none of Parent or Merger Sub have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub as contemplated in the Debt Commitment Letters on or prior to the Closing Date. Subject to the terms and conditions of the Debt Commitment Letters, the aggregate proceeds of the Debt Financing, together with cash or cash equivalents held by Parent and the other sources of funds referenced in the copies of the Debt Commitment Letters delivered to the Company on or prior to the date of this Agreement, as of the Effective Time, will be sufficient to enable Parent to pay in cash all amounts required to be paid by it in cash in connection with the transactions contemplated hereby, including the Merger Consideration and all payments, fees and expenses payable by it related to or arising out of the consummation of the transactions contemplated by this Agreement.

Section 5.25.      No Other Parent Representations and Warranties. Except for the representations and warranties made by Parent in this Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article V), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except for the representations and warranties made by Parent in this Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article V), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries with respect to (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard, or (d) the collectability of any amounts under any reinsurance Contract. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to Article IV), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 5.25 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.

Article VI

Covenants of the Company

The Company agrees that:

Section 6.01.     Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company

Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its business organization and relationships with customers, members, suppliers, Providers, licensors, licensees and other Third Parties and keep available the services of its present officers and employees; provided that (i) no action by the Company or any of its Subsidiaries permitted by an exception to any of Section 6.01(a) through Section 6.01(q) will be a breach of this sentence and (ii) the Company’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 6.01(a) through Section 6.01(q) will not be a breach of this sentence. Without limiting the generality of the foregoing, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(a), Section 6.01(c) or Section 6.01(d)), the Company shall not, and shall cause each of its Subsidiaries not to:

(a)       adopt or propose any change to its articles of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);

(b)       (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets, securities or property in an amount not to exceed $100,000,000 individually or $200,000,000 in the aggregate for all such acquisitions taking into account the acquisitions listed on Section 6.01(b) of the Company Disclosure Schedule, together with all capital contributions permitted by Section 6.01(h)(i)(B), (B) acquisitions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof and (C) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(c)       (i) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than (A) in the case of the Company, regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per share of Company Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Stock), or (B) dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or

(iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Appreciation Rights or the vesting or settlement of Company RSU Awards or Company PSU Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement in accordance with the present terms of such Company Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement;

(d)       issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Appreciation Rights or the vesting or settlement of Company RSU Awards or Company PSU Awards, in each case outstanding as of the date of this Agreement in accordance with the present terms of such Company Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement, (ii) in connection with the exercise of rights to purchase shares of Company Common Stock under the Company ESPP in the Company ESPP Offering Period as permitted by Section 2.06(d), (iii) with respect to capital stock or securities of any Subsidiary of the Company, in connection with transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries, (iv) the grant of Company Equity Awards to employees of the Company or any of its Subsidiaries in connection with the Company’s annual equity award grant procedures or in connection with promotions or new hires, in each case, conducted in the ordinary course of business and consistent with past practice, including with respect to timing; provided that any such grants issued under this clause (iv) shall be subject to the limitations set forth in Section 6.01(d)(iv) of the Company Disclosure Schedule, or (v) the grant of Company Equity Awards to non-employee directors in the ordinary course of business, consistent with past practice;

(e)       authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than as set forth in Section 6.01(e) of the Company Disclosure Schedule;

(f)       sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property, other than (i) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $30,000,000 in the aggregate, (ii) dispositions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, or (iii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;

(g)       sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;

(h)       (i) make any material loans, advances or capital contributions to any other Person, other than (A) loans, advances or capital contributions (1) by the Company to one or more of its wholly owned Subsidiaries or (2) by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, (B) capital contributions required under the terms of Contracts in effect as of the date hereof in an amount not to exceed $200,000,000 in the aggregate for all such capital contributions, together with all acquisitions permitted by Section 6.01(b)(ii)(A), (C) extensions of loans or advances to Providers in the ordinary course of business consistent with past practice or (D) extensions of loans or advances to business associates other than Providers in the ordinary course of business consistent with past practice, so long as the amount of such loans and advances to business associates other than Providers outstanding at any time does not exceed $20,000,000 in the aggregate (it being understood and agreed that upon repayment of any loan or advance permitted by this clause (D), the amount of such repayment shall be available for future loans or advances pursuant to this clause (D), subject to the foregoing restriction on the aggregate amount of all such loans or advances that may be outstanding at any time) or (ii) incur, assume, guarantee or repurchase any indebtedness for borrowed money, other than additional borrowings under the facilities set forth in Section 6.01(h) of the Company Disclosure Schedule (provided that all such indebtedness for borrowed money permitted to be incurred in this clause (ii) must be prepayable at any time by the Company without penalty);

(i)       create or incur any Lien (except for a Permitted Lien) on any material asset;

(j)       (i) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract), other than in the ordinary course of business consistent with past practice (except that no Company Material Contract pursuant to clause (vii) of Section 4.18(a) shall be entered into), or (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice;

(k)       terminate, suspend, abrogate, amend or modify (i) any certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory Governmental Authority or (ii) any other material Company Permit, in each case of (i) and (ii) in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

(l)       except as required by Applicable Law or Company Employee Plans or other contracts as in effect as of the date hereof, (i) grant any change in control, severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers, employees or individual independent contractors (including former directors, officers, employees or individual independent contractors) other than severance or termination pay in the ordinary course of business consistent with past practice for terminated employees in exchange for a general release of claims or other customary covenants, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former directors, executive officers (as defined in the 1934 Act), employees or individual independent contractors, other than offer letters (and related compensation arrangements set forth in such offer letters) with any newly hired directors, employees or individual independent contractors of the Company who are not considered to be executive officers (as defined in the 1934 Act) and who are not members of the executive leadership team that are entered into in the ordinary course of business consistent with past practice, (iii) establish, adopt or amend any Company Employee Plan or labor agreement, other than in the ordinary course of business consistent with past practice (provided, for the avoidance of doubt, that this clause (iii) shall not prohibit the Company from paying cash incentive awards for any fiscal years of the Company ending prior to the Closing and establishing cash incentive program terms for any fiscal years of the Company commencing prior to the Closing under its existing incentive plans and arrangements in the ordinary course of business consistent with past practice, subject to the limitations set forth in clause (iv) below) or any immaterial amendment that would not increase the cost to the Company or any of its Subsidiaries of maintaining such Company Employee Plan, or (iv) increase the compensation, bonus opportunity or other benefits payable to any of their respective directors, officers, employees or individual independent contractors (including former directors, officers, employees or individual independent contractors), other than (A) increases in base compensation and bonus opportunity to current directors, individual independent contractors or employees who are not considered to be executive officers (as defined in the 1934 Act) and who are not members of the executive leadership team in the ordinary course of business (1) consistent with past practice or (2) in connection with a promotion or change in role (it being understood that the amount of bonus actually paid may be higher or lower than prior years based on actual performance and such payment shall not be considered an increase) and (B) increases in employee welfare benefits in the ordinary course of business consistent with past practice for employees generally; provided that any such base compensation increases shall not in the aggregate exceed 3.0% of the aggregate base compensation levels as of the date hereof of the Company’s directors and employees who are not considered to be executive officers (as defined in the 1934 Act) and who are not members of the executive leadership team (with those base salary increases previously disclosed to Parent, which were approved in the ordinary course of business consistent with past practice prior to the date hereof but are not yet effective as of the date hereof, to be excluded from being counted against such limitation);

(m)       make any material change in any method of financial or statutory accounting or financial or statutory accounting principles or practice, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in GAAP, SAP, ASOP or Regulation S-X under the 1934 Act (“Regulation S-X”), as approved by its independent public accountants;

(n)       make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, in each case with respect to the Company or any of its “significant subsidiaries” (as defined in Rule 102(w) of Regulation S-X), except, to the extent applicable, for any such changes required by reason of a change in GAAP, SAP, ASOP or Regulation S-X, as approved by its independent public accountants;

(o)       (i) make or change any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any material method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes; (v) settle or surrender any material Tax claim, audit or assessment; or (vi) enter into any intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13 that (x) is outside the ordinary course of business and (y) results in a material amount of deferred income or gain that would be taken into account pursuant to Treasury Regulations Section 1.1502-13(d) as a result of the Merger;

(p)       settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or proceeding involving or against the Company or any of its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice, including in connection with the processing and paying of claims to members or Providers or risk sharing arrangements with Providers (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by the Company and its Subsidiaries in excess of $25,000,000, other than any such settlements or compromises with Providers that do not relate to sequestration matters, shall not be deemed to be in the ordinary course of business), or (ii) involving only a monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $10,000,000 individually or $30,000,000 in the aggregate;

(q)       reduce in any material respect the budget or scope of the Company’s and its Subsidiaries’ program for, or otherwise reduce in any material respect the resources or efforts specifically dedicated by the Company and its Subsidiaries to, the maintenance and improvement of their respective Medicare star ratings; or

(r)       agree, commit or propose to do any of the foregoing.

Section 6.02.      No Solicitation by the Company.

(a)       From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 6.02, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that the Company knows is seeking to make, or has made, a Company Acquisition Proposal, (iii) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the Commonwealth of Pennsylvania, including Subchapter F of Chapter 25 of Pennsylvania Law, inapplicable to any

Third Party or any Company Acquisition Proposal or (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries unless the Board of Directors of the Company determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Applicable Law (provided that the obligation not to fail to enforce any such standstill or similar agreement under this Section 6.02(a)(v) shall apply with respect to known breaches of such agreements only).

(b)       Notwithstanding the foregoing, if at any time prior to the receipt of the Company Shareholder Approval (the “Company Approval Time”) (and in no event after the Company Approval Time), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 6.02, the Board of Directors of the Company, directly or indirectly through its Representatives, may (x) contact the Third Party that has made such Company Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of the Company informing itself about such Company Acquisition Proposal and such Third Party and (y) subject to compliance with this Section 6.02(b), Section 6.02(c) and Section 6.02(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.02(a), has made after the date of this Agreement a Company Superior Proposal or an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably likely to lead to a Company Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to (x) a confidentiality agreement between the Company and such Third Party in existence on or prior to the date hereof or (y) a confidentiality agreement with confidentiality terms in the aggregate no less favorable to the Company than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party, and (iii) following receipt of a Company Superior Proposal after the date of this Agreement, (A) make a Company Adverse Recommendation Change and/or (B) terminate this Agreement to enter into a definitive agreement providing for such Company Superior Proposal in accordance with Section 10.01(d)(v), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.02; or (y) making any required disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal may only be made in accordance with the provisions of this Section 6.02(b), Section 6.02(c) and Section 6.02(e). For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be a Company Adverse Recommendation Change.

(c)       In addition to the requirements set forth in Section 6.02(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.02(b) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action, and the Company shall continue to advise Parent, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any indication that a Third Party is considering making a Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of its Board of Directors, is considering making, is reasonably likely to make or has made, a Company Acquisition Proposal, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d)       Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event after the Company Approval Time), the Board of Directors of the Company may effect a Company Adverse Recommendation Change involving or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action and (B) negotiate in good faith with Parent for three (3) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the three (3) Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(e)       Without limiting or affecting Section 6.02(a), Section 6.02(b) or Section 6.02(c), the Board of Directors of the Company shall not make a Company Adverse Recommendation Change involving or relating to a Company Superior Proposal or terminate this Agreement in order to enter into a definitive agreement with respect to a Company Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least three (3) Business

Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Company Superior Proposal and the identity of the offeror, (ii) if requested by Parent, during such three (3) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal and (iii) after such three (3) Business Day period, the Board of Directors of the Company determines in good faith, taking into account any proposal by Parent to amend the terms of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.02(e) shall be required, and a new notice period under clause (i) of this Section 6.02(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.02(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to three (3) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Company Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Company Superior Proposal).

(f)       “Company Superior Proposal” means any bona fide, written Company Acquisition Proposal (other than a Company Acquisition Proposal which has resulted from a violation of this Section 6.02) (with all references to “20%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed in a manner comparable to Parent’s and Merger Sub’s financing (or which is reasonably determined to be available by the Board of Directors of the Company).

(g)       “Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement, and (ii) does not relate to or involve any

Company Acquisition Proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.02, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event, and (B) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

(h)       The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(i)       Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the making of any Company Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Company Acquisition Proposal (other than a confidentiality agreement), (B) except as required by Applicable Law or permitted pursuant to the remainder of this Section 6.02, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Company Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Company Acquisition Proposal and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement.

Section 6.03.      Financing Assistance.

(a)       Prior to the Closing, the Company shall, and shall cause its Subsidiaries to use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing (which term shall include, for purposes of this Section 6.03(a), any of the permanent financing referred to in the Debt Commitment Letters) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Without limiting the generality of the foregoing sentence, prior to the Closing, the Company shall, and shall cause its Subsidiaries to use its and their commercially reasonable efforts to: (i) as promptly as reasonably practicable provide information (financial or otherwise) relating to the Company to Parent and to the Financing Sources (including information to be used in the preparation of an information package regarding the business, operations, financial condition, financial projections and prospects of Parent and the Company customary or reasonably necessary for the completion of such financing) to the extent reasonably requested by Parent in connection with Parent’s preparation of customary offering or information documents to be used for the completion of the Debt Financing, (ii) cooperate and assist with the due diligence, rating agency processes and marketing efforts of Parent, its Representatives and the Financing Sources, including participating in a reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to the Company, (iii) reasonably assist Parent in preparing customary offering memoranda, rating agency presentations, lender and investor presentations, confidential information memoranda, financial statements, private placement memoranda, prospectuses, filings with the SEC and other similar documents, including delivery and consenting to the inclusion or incorporation in any SEC filing related to the Debt Financing or the Alternative Financing of (A) audited consolidated balance sheets and related audited statements of income, comprehensive income, shareholders’ equity and cash flows of the Company for each of the three fiscal years most recently ended more than 60 days prior to the Closing Date (and audit reports for such financial statements shall not be subject to any “going concern” qualifications), (B) unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income, shareholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended more than 40 days prior to the Closing Date and (C) all other historical financial and other information regarding the Company reasonably necessary to permit Parent to prepare pro forma financial statements customary for the bank financing and the debt securities offering contemplated by the Debt Financing or the Alternative Financing, (iv) make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, including Representatives of the Company and its Subsidiaries, documents and information relating to the Company and its Subsidiaries, in each case, as may be reasonably requested by Parent, the Financing Sources, or as may be requested by the SEC in connection with the completion of the financing, (v) provide to Parent and the Financing Sources promptly, and in any event at least five (5) Business Days prior to the Closing Date, all documentation and other information about the Company and its Affiliates required by the Financing Sources or regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that is required under the Debt Commitment Letters to the extent such documentation and other information is requested in writing to the Company at least 10 Business Days prior to the Closing Date, (vi) obtain any necessary consents from the Company’s independent public accounting firm in connection with any filings with the SEC, (vii) in connection with any securities offering contemplated as part of the Debt Financing or the Alternative Financing, (A) obtain customary comfort letters from the Company’s independent public accounting firm, (B) cause the Company’s independent public accounting firm to consent to the inclusion or incorporation of their audit reports with respect to the financial statements of the Company provided pursuant to Section 6.03(a)(iii) in any filing or registration statement of Parent with the SEC or any prospectus, offering memoranda, private placement memoranda, marketing material or similar documentation, including by providing customary representation letters and (C) cause the Company’s independent public accounting firm to cooperate with Parent and its Representatives, including by participating in accounting due diligence sessions at times and at locations reasonably acceptable to the Company and its independent accounting firm, (viii) subject to customary confidentiality provisions, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors, (ix) deliver notices of prepayment and/or notices for termination of commitments within the time periods required by the Credit Agreement and obtain customary payoff letters and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Credit Agreement, (x) reasonably assist with the preparation of the definitive documentation for the Debt Financing, including by providing information reasonably necessary for the completion of any schedules thereto, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and its Subsidiaries, (xi) provide or cause to be provided any customary certificates, or other customary closing documents as may reasonably be requested in connection with the Debt Financing and the Alternative Financing and (xii) consent to the use of the trademarks, service marks and logos of the Company or any of its Subsidiaries in connection with the Debt Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or any of its Subsidiaries. Notwithstanding the foregoing, (1) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur prior to the Closing any other liability or obligation in connection with the Debt Financing, unless Parent reimburses or is required to reimburse or indemnify the Company and its Subsidiaries pursuant to this Agreement or otherwise agrees to do so, (2) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing (other than authorization letters contemplated by clause (viii) of this Section 6.03(a) and for the avoidance of doubt, the boards of directors or other equivalent governing bodies of Parent, Merger Sub, and/or the Surviving Corporation shall enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of the Company and its Subsidiaries as may be required by the Financing Sources pursuant to the Debt Commitment Letter at, or as of, the Closing), and (3) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would reasonably be expected, in the reasonable judgment of the Company, to result in a violation of Applicable Law or loss of any privilege.

(b)       Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in satisfying its obligations under this Section 6.03. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with any action taken by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Section 6.03 (other than the use of any information provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing for use in connection with the Debt Financing), except in the event such losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives.

Section 6.04.      Indentures. The Company shall use its reasonable best efforts to timely provide or cause to be provided, in accordance with the provisions of the Company’s indenture, dated March 2, 2001 (the “2001 Indenture”), relating to the Company’s Floating Rate Senior Notes due December 2017, 1.7% Senior Notes due June 2018, 2.2% Senior Notes due March 2019, 4.125% Senior Notes due June 2021, 2.75% Senior Notes due November 2022, 2.8% Senior Notes due June 2023, 3.5% Senior Notes due November 2024, 6.625% Senior Notes due June 2036, 6.75% Senior Notes due December 2037, 4.5% Senior Notes due May 2042, 4.125% Senior Notes due November 2042, 4.75% Senior Notes due March 2044 and 3.875% Senior Notes due June 2047 (collectively, the “Company Notes”) and the provisions of the indenture, dated as of March 20, 2007 (the “2007 Indenture”, and together with the 2001 Indenture, the “Indentures”), entered into by Coventry Health Care, Inc., a subsidiary of the Company, for the issuance by it of 5.45% Senior Notes due June 2021 (together with the Company Notes, the “Existing Notes”), to the trustee under each of the Indentures, any notices, announcements, certificates or legal opinions required by the applicable Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to such a trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

Section 6.05.      280G Calculation. As soon as practicable, but in no event later than thirty (30) Business Days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code and determined as of the date of this Agreement).

Article VII

Covenants of Parent

Parent agrees that:

Section 7.01.      Conduct of Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, (A) except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its business organization and relationships with customers, members, suppliers, Providers, licensors, licensees and other Third Parties and keep available the services of its present officers and employees; provided that (i) no action by Parent or any of its Subsidiaries permitted by an exception to any of Section 7.01(a) through Section 7.01(e) will be a breach of this sentence and (ii) Parent’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 7.01(a) through Section 7.01(e) will not be a breach of this sentence and (B) Parent shall, and shall cause each of its Subsidiaries to, conduct its business in accordance with the restriction set forth in Section 7.01(B) of the Parent Disclosure Schedule.

Without limiting the generality of the foregoing, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(a)       adopt or propose any change to the Parent Organizational Documents in a manner that would be materially adverse to the Company’s shareholders (whether by merger, consolidation or otherwise);

(b)       (i) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of any of the foregoing in an amount not to exceed $2,000,000,000 individually or $5,000,000,000 in the aggregate, (B) acquisitions of securities under Parent’s investment portfolio consistent with Parent’s investment policy and (C) transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries or (2) solely among Parent’s wholly owned Subsidiaries, or (ii) adopt a plan of complete or partial liquidation or dissolution with respect to Parent or Merger Sub;

(c)       (i) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries or (2) solely among Parent’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than (A) in the case of Parent, regular cash dividends in the ordinary course of business, consistent with past practice, in an amount not to exceed $0.50 per share of Parent Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Parent Common Stock), or (B) dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent, or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Subsidiary of Parent, other than in the ordinary course of business, consistent with past practice, including repurchases of shares of Parent Common Stock (A) pursuant to accelerated share repurchase programs or agreements in the ordinary course of business, consistent with past practice, and (B) in connection with the exercise or the vesting and settlement of Parent Equity Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case in this clause (B) outstanding as of the date of this Agreement in accordance with the present terms of such Parent Equity Awards or granted after the date of this Agreement;

(d)       issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of any shares of Parent Common Stock upon the exercise of Parent Equity Awards or other equity and equity-linked awards that are outstanding on the date of this Agreement or are granted after the date of this Agreement, (ii) with respect to capital stock or securities of any Subsidiary of Parent, in connection with transactions (A) solely among Parent and one or more of its wholly owned Subsidiaries or (B) solely among Parent’s wholly owned

Subsidiaries, (iii) the grant of Parent Equity Awards or other equity and equity-linked awards to employees, directors or individual independent contractors of Parent or any of its Subsidiaries pursuant to Parent’s equity compensation plans, or (iv) in connection with the Parent Share Issuance;

(e)       sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of Parent or any assets, securities or property, other than (i) dispositions of any of the foregoing in an amount not to exceed $3,000,000,000 individually or $6,000,000,000 in the aggregate, (ii) dispositions of securities under Parent’s investment portfolio consistent with Parent’s investment policy or (iii) transactions (A) solely among Parent and one or more of its wholly owned Subsidiaries or (B) solely among Parent’s wholly owned Subsidiaries; or

(f)       agree, commit or propose to do any of the foregoing.

Section 7.02.      No Solicitation by Parent.

(a)       From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 7.02, Parent shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Parent Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that Parent knows is seeking to make, or has made, a Parent Acquisition Proposal, (iii) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to the Company, the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Parent Acquisition Proposal (any of the foregoing in this clause (iii), a “Parent Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of Delaware Law, inapplicable to any Third Party or any Parent Acquisition Proposal, (v) approve any transaction (other than transactions contemplated by this Agreement) under, or any Person becoming a “Related Person” under, the Fifth Article of the certificate of incorporation of Parent as in effect on the date hereof, (vi) take any action to make any other antitakeover provision in the certificate of incorporation of Parent inapplicable to any Third Party or any Parent Acquisition Proposal or (vii) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries unless the Board of Directors of Parent determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Applicable Law (provided that the obligation not to fail to enforce any such standstill or similar agreement under this Section 7.02(a)(vii) shall apply with respect to known breaches of such agreements only).

(b)       Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Stockholder Approval (the “Parent Approval Time”) (and in no event after the Parent Approval Time), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 7.02, the Board of Directors of Parent, directly or indirectly through its Representatives, may (x) contact the Third Party that has made such Parent Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of Parent informing itself about such Parent Acquisition Proposal and such Third Party and (y) subject to compliance with this Section 7.02(b), Section 7.02(c) and Section 7.02(e), (i) engage in negotiations or discussions with any Third Party that, subject to Parent’s compliance with Section 7.02(a), has made after the date of this Agreement a Parent Superior Proposal or an unsolicited bona fide written Parent Acquisition Proposal that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably likely to lead to a Parent Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to Parent or any of its Subsidiaries pursuant to (x) a confidentiality agreement between Parent and such Third Party in existence on or prior to the date hereof or (y) a confidentiality agreement with confidentiality terms in the aggregate no less favorable to Parent than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to the Company for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party and (iii) following receipt of a Parent Superior Proposal after the date of this Agreement, (A) make a Parent Adverse Recommendation Change and/or (B) terminate this Agreement to enter into a definitive agreement providing for such Parent Superior Proposal in accordance with Section 10.01(c)(iv), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of Parent determines in good faith, after consultation with Parent’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of Parent from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to a Parent Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.02; or (y) making any required disclosure to the stockholders of Parent if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Parent Adverse Recommendation Change involving or relating to a Parent Acquisition Proposal may only be made in accordance with the provisions of this Section 7.02(b), Section 7.02(c) and Section 7.02(e). For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be a Parent Adverse Recommendation Change.

(c)       In addition to the requirements set forth in Section 7.02(b), the Board of Directors of Parent shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.02(b) unless Parent shall have first delivered to the Company written notice advising the Company that Parent intends to take such action, and Parent shall continue to advise the Company, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, Parent shall notify the

Company promptly (but in no event later than twenty-four (24) hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal, any indication that a Third Party is considering making a Parent Acquisition Proposal or any request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of its Board of Directors, is considering making, is reasonably likely to make or has made, a Parent Acquisition Proposal, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Parent Acquisition Proposal, indication or request (including any material changes thereto). Parent shall keep the Company fully informed, on a current basis, of the status and details of any such Parent Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to the Company copies of all material correspondence and written materials sent or provided to Parent or any of its Subsidiaries that describes any terms or conditions of any Parent Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d)       Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Approval Time (and in no event after the Parent Approval Time), the Board of Directors of Parent may effect a Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) Parent shall (A) promptly notify the Company in writing of its intention to take such action and (B) negotiate in good faith with the Company for three (3) Business Days following such notice regarding revisions to the terms of this Agreement proposed by the Company, and (ii) the Board of Directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the three (3) Business Day period described in the foregoing clause (B), the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(e)       Without limiting or affecting Section 7.02(a), Section 7.02(b) or Section 7.02(c), the Board of Directors of Parent shall not make a Parent Adverse Recommendation Change involving or relating to a Parent Superior Proposal or terminate this Agreement in order to enter into a definitive agreement with respect to a Parent Superior Proposal unless (i) Parent promptly notifies the Company, in writing at least three (3) Business Days before taking such action, that Parent intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Parent Superior Proposal and the identity of the offeror, (ii) if requested by the Company, during such three (3) Business Day period, Parent and its Representatives have discussed and negotiated in good faith with the Company regarding any proposal by the Company to amend the terms of this Agreement in response to such Parent Superior Proposal and (iii) after such three (3) Business Day period, the Board of Directors of Parent determines in good faith, taking into account any proposal by the Company to amend the terms of this Agreement, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Parent Superior Proposal, a new written notification from Parent consistent with that described in clause (i) of this Section 7.02(e) shall be required, and a new notice period under clause (i) of this Section 7.02(e) shall commence, during which notice period Parent shall be required to comply with the requirements of this Section 7.02(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to three (3) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, Parent shall promptly keep the Company informed of all material developments affecting the material terms of any such Parent Superior Proposal (and Parent shall provide the Company with copies of any additional written materials received that relate to such Parent Superior Proposal).

(f)       “Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal (other than a Parent Acquisition Proposal which has resulted from a violation of this Section 7.02) (with all references to “20%” in the definition of Parent Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal that the Board of Directors of Parent considers to be appropriate (including the identity of the Person making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to Parent’s stockholders from a financial point of view than the Merger (taking into account any proposal by the Company to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Parent Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Parent Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed in a manner comparable to Parent’s and Merger Sub’s financing (or which is reasonably determined to be available by the Board of Directors of Parent).

(g)       “Parent Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of Parent as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Parent Acquisition Proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.02, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event, and (B) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event.

(h)       Parent shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent

Acquisition Proposal and shall use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about Parent that was furnished by or on behalf of Parent to return or destroy all such information.

(i)       Notwithstanding (i) any Parent Adverse Recommendation Change, (ii) the making of any Parent Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may Parent or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Parent Acquisition Proposal (other than a confidentiality agreement), (B) except as required by Applicable Law or permitted pursuant to the remainder of this Section 7.02, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Parent Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Parent Acquisition Proposal and (y) Parent shall otherwise remain subject to all of its obligations under this Agreement.

Section 7.03.      Obligations of Merger Sub. Until the Effective Time, Parent shall at all times be the direct or indirect owner of all of the outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall cause the sole shareholder of Merger Sub to execute and deliver a written consent adopting this Agreement in accordance with Pennsylvania Law and provide copies of such written consent to the Company.

Section 7.04.      Director and Officer Liability.

(a)       Without limiting any additional rights that any director, officer or employee may have under any indemnification agreement or under the Company Organizational Documents or similar organizational documents of the Company’s Subsidiaries, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation or any applicable Subsidiary thereof (collectively, the “D&O Indemnifying Parties”), to the fullest extent each such D&O Indemnifying Party is so authorized or permitted by Applicable Law, as now or hereafter in effect, to: (i) indemnify and hold harmless each person who is at the date hereof, was previously or during the period from the date hereof through the date of the Effective Time will be serving as a director, officer or employee of the Company or any of its Subsidiaries or, at the request or for the benefit of the Company or any of its Subsidiaries, as a director, trustee, officer or employee of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”), as now or hereafter in effect, in connection with any D&O Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement by a D&O Indemnified Party, advance to such D&O Indemnified Party, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the D&O Indemnifying Party’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under Applicable Law that such D&O Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 7.04(a) shall extend to acts or omissions occurring at or before the Effective Time, and any D&O Claim relating thereto (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives. As used in this Section 7.04: (x) the term “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such D&O Indemnified Party’s duties or service (A) as a director, officer or employee of the Company or the applicable Subsidiary thereof at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Merger and/or the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (B) as a director, trustee, officer or employee of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (for which such D&O Indemnified Party is or was serving at the request or for the benefit of the Company or any of its Subsidiaries) at or prior to the Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any D&O Claim for which indemnification is authorized pursuant to this Section 7.04(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party. No D&O Indemnifying Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened D&O Claim in respect of which indemnification has been sought by such D&O Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such D&O Indemnified Party from all liability arising out of such D&O Claim, or such D&O Indemnified Party otherwise consents thereto.

(b)       Without limiting the foregoing, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries as provided in the Company Organizational Documents, similar organizational documents of the Company’s Subsidiaries and indemnification agreements of the Company and its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the organizational documents of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers or employees of the Company or any of its Subsidiaries, unless such modification shall be required by Applicable Law and then only to the minimum extent required by Applicable Law. At the Company’s option and expense, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, employees, agents or fiduciaries of the Company or any of its Subsidiaries as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company and its Subsidiaries for such insurance (such amount being the “Maximum Premium”). If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation shall obtain such a tail policy; provided that the premium for such tail policy shall not exceed the Maximum Premium; and provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Company or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(c)       If any of Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.04.

Section 7.05.      Employee Matters.

(a)       During the Benefits Continuation Period, the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and continues as an employee of the Surviving Corporation, Parent or any of Parent’s Subsidiaries

(including Subsidiaries of the Surviving Corporation) during all or a portion of the Benefits Continuation Period (each, an “Affected Employee”) (x) base salary, bonus and other cash incentive compensation opportunities that are no less favorable than the base salary, bonus and other cash incentive compensation opportunities provided to such Affected Employee immediately prior to the Effective Time, (y) employee benefits no less favorable in the aggregate than the employee benefits provided to such Affected Employee under the Company Employee Plans immediately prior to the Effective Time, provided that, for purposes of determining that such employee benefits are no less favorable in the aggregate, equity incentive awards, defined benefit pension plan benefits, retention or change in control payments or awards or any similar compensation or benefit, shall not be taken into account, and (z) equity incentive awards with a target value no less favorable than the target value of the equity incentive awards provided to such Affected Employee immediately prior to the Effective Time. Notwithstanding any other provision of this Section 7.05(a), for the period from the Closing Date through the second anniversary of the Closing Date, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time shall be provided with severance benefits in amounts and on terms and conditions that are no less favorable than those provided to such individual immediately prior to the Effective Time, as set forth in the Company’s Severance Pay Plan as amended in accordance with Section 6.01(l) of the Company Disclosure Schedule.

(b)       With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate on or after the Effective Time (the “New Company Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any New Company Plan that is a health and welfare plan in which such Affected Employee may be eligible to participate after the Effective Time, (ii) recognize service of all Affected Employees (to the extent credited by the Company or its Subsidiaries) accrued prior to the Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Company Plan in which any such Affected Employee may be eligible to participate after the Effective Time; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service and (iii) if applicable, cause to be credited, in any New Company Plan that is a health plan in which Affected Employees participate, any deductibles or out-of-pocket expenses incurred by such Affected Employees and their beneficiaries and dependents during the portion of the calendar year in which the Closing Date occurs prior to their participation in Parent’s health plans with the objective that there be no double counting during the year in which the Effective Time occurs of such deductibles or out-of-pocket expenses, including through adjustments to health savings accounts.

(c)       For the avoidance of doubt, for purposes of any Company Employee Plan containing a definition of “change in control” or “change of control” (or language having a similar meaning), the Closing shall be deemed to constitute a “change in control” or “change of control” (or language having a similar meaning).

(d)       Parent agrees that, with respect to the annual cash incentive plans set forth on Section 7.05(d) of the Company Disclosure Schedule (the “Annual Incentive Plans”), it shall, or shall cause the Surviving Corporation to, provide each participant in an Annual Incentive Plan (each an “Incentive Plan Participant”) who remains employed with the Surviving Corporation through the end of the year during which the Closing occurs, with an annual cash incentive award for the year during which the Closing occurs, the amount of which shall be determined as the sum of the following: (i) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus shall be determined based upon actual performance through and including the Closing Date, as determined by the Company in accordance with the applicable Annual Incentive Plan plus (ii) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs after the Closing, which bonus shall be at the applicable Incentive Plan Participant’s target incentive level under such Annual Incentive Plan; provided that, if an Incentive Plan Participant’s employment is terminated by Parent or the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation for any reason following the Closing Date and through the end of the year during which the Closing occurs (other than for “cause” (as defined in Section 7.05(d) of the Company Disclosure Schedule) or, for the avoidance of doubt, any voluntary termination of employment), such Incentive Plan Participant shall be entitled to the sum of (A) the prorated payment set forth in clause (i) above plus (B) an amount equal to the Incentive Plan Participant’s target value prorated by a ratio equal to the quotient of the number of days worked between the Closing Date and the Incentive Plan Participant’s termination date divided by 365, and such total amount shall be paid as soon as practicable following such termination of employment; and provided, further, that in no event shall payment of any amounts under the Annual Incentive Plans (or any pro-rated portion thereof) pursuant to this Section 7.05(d) result in the duplication of payments to any Incentive Plan Participant under any other incentive, severance or other similar arrangement.

(e)       Nothing contained in this Section 7.05 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Affected Employees, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan, Parent Employee Plan or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

Section 7.06.      Financing.

(a)       Each of Parent and Merger Sub shall take, or shall cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including: (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) (or on other terms and conditions agreed by Parent, the Company and the Financing Sources) by the Closing Date, and (ii) to satisfy or cause to be satisfied (or, if determined advisable by Parent, obtain the waiver of) on a timely basis all conditions to obtaining the Debt Financing within Parent’s control and to comply or cause to be complied with all of its obligations pursuant to the Debt Commitment Letters and the definitive agreements related thereto to the extent the failure to comply with such obligations would adversely impact the timing of the Closing or the availability at Closing of sufficient aggregate proceeds of the

Debt Financing to consummate the transactions contemplated by this Agreement. In the event that all conditions to funding the commitments contained in the Debt Commitment Letters have been satisfied, each of Parent and Merger Sub shall use its reasonable best efforts to cause the Financing Sources to fund the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including by taking enforcement action to cause the Financing Sources to provide the Debt Financing). Each of Parent and Merger Sub shall use its reasonable best efforts to enforce all of its rights under the Debt Commitment Letters. Parent shall give the Company prompt notice of any material breach by any party to the Debt Commitment Letters or the definitive agreements related thereto of which Parent has become aware or any termination of any of the Debt Commitment Letters or such definitive agreements, to the extent such breach or termination could reasonably be expected to prevent or materially delay the Closing or otherwise result in sufficient proceeds of the Debt Financing to consummate the transactions contemplated by this Agreement not being available at the Closing. In the event that any portion of the Debt Financing becomes unavailable and such portion is necessary to consummate the transactions contemplated by this Agreement (except in accordance with the express terms set forth in the Debt Commitment Letters or unless concurrently replaced on a dollar-for-dollar basis by commitments subject to substantially the same conditions as those set forth in the Debt Commitment Letter from other financing sources or from proceeds of other sources of financing or cash), Parent and Merger Sub shall (1) use their reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative debt sources (“Alternative Financing”) in an amount that will enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement and that does not contain additional (or changes to the) conditions set forth in the Debt Commitment Letter delivered to the Company on or prior to the date of this Agreement that, in each case, could reasonably be expected to adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor. If obtained, Parent shall deliver to the Company true and complete copies of all agreements (including redacted copies of engagement and fee letters, removing only fee amounts, market “flex” provisions and certain other terms (none of which concern or would adversely affect the amounts, availability, timing or conditionality of the Debt Financing)) pursuant to which any such alternative source shall have committed to provide Parent or the Surviving Corporation with Alternative Financing. Parent and Merger Sub shall not, without the Company’s prior written consent, permit any amendment or modification to, or any waiver of any provision or remedy under, any Debt Commitment Letter or any definitive agreements related thereto unless the terms of such Debt Commitment Letter or definitive agreements related thereto, in each case as so amended, modified or waived, are substantially similar to those in such Debt Commitment Letter or definitive agreement related thereto, prior to giving effect to such amendment, modification or waiver (other than economic terms, which shall be as good as or better for Parent and Merger Sub than those in the Debt Commitment Letter or definitive agreement relating thereto prior to giving effect to such amendment, modification or waiver); provided that, in the case of amendments or modifications of any Debt Commitment Letter or a definitive agreement relating thereto, the foregoing shall only apply if such amendment or modification (x) could reasonably be expected to (I) adversely affect the ability or likelihood of Parent or Merger Sub timely consummating the transactions contemplated by this Agreement or (II) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing less likely to occur, (y) reduces the aggregate amount of the Debt Financing or (z) materially and adversely affects the ability of Parent or Merger Sub to enforce their rights against other parties to the Debt Commitment Letters, it being understood and agreed that in any event, Parent may amend the Debt Commitment Letters or the definitive agreements relating thereto to (x) add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letters as of the date of this Agreement and consent to the assignment after the date of this Agreement of lending commitments under the Debt Commitment Letters to other lenders, or (y) increase the aggregate amount of the Debt Financing. Parent shall provide the Company with prompt written notice of the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any Debt Commitment Letters or definitive agreement in connection therewith. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing.

(b)       Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligations hereunder are not conditioned in any manner upon Parent or Merger Sub obtaining any financing. The failure, for any reason, other than as a result of any material breach of this Agreement by the Company, of Parent and Merger Sub to have sufficient cash available on the date that the Closing is required to occur pursuant to Section 2.01 hereof, and/or the failure to pay the aggregate Cash Consideration on the date that the Closing is required to occur pursuant to Section 2.01 hereof, shall constitute a Willful Breach of this Agreement by Parent and Merger Sub.

Article VIII

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.      Access to Information; Confidentiality.

(a)       Upon reasonable notice and subject to Applicable Law, each of the Company and Parent shall, and each shall cause its Subsidiaries to, afford to the other party and its Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, books, contracts and records, and, during such period, each of the Company and Parent shall, and each shall cause its Subsidiaries to, make available to the other party all other information concerning its businesses, properties and personnel as the other may reasonably request, and instruct its Representatives to reasonably cooperate with the other party in its investigation. All information furnished pursuant to this Agreement shall be subject to the confidentiality agreement, dated as of June 7, 2017, between Parent and the Company, as supplemented by that certain Clean Team Confidentiality Agreement, dated October 31, 2017, between Parent and the Company, and the Joint Defense Agreement, effective as of October 18, 2017, between Parent and the Company (collectively, the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 8.01 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b)       Notwithstanding anything to the contrary in this Section 8.01, Section 8.02 or Section 8.03, none of the Company, Parent or any of their respective Subsidiaries shall be required to provide access to its properties, books, contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or any of its Subsidiaries or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided that each of the Company and Parent shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements in effect on or after the date hereof and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns); provided, however, that in no event shall either party have access to individual performance or evaluation records, medical histories or other similar information that, in the reasonable opinion of the applicable party, is sensitive or the disclosure of which would reasonably be expected to subject such party or any of its Subsidiaries to risk of liability. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01 or Section 8.02 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

Section 8.02.      Reasonable Best Efforts.

(a)       Subject to the terms and conditions of this Agreement, including Section 8.02(b), each of the Company and Parent shall, and each shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and other transactions contemplated hereby as promptly as practicable, (x) including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings, (ii) obtaining as promptly as practicable and thereafter maintaining all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger or other transactions contemplated hereby, and complying with the terms and conditions of each Consent and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement, including in seeking to obtain as promptly as practicable any required Consents and (y) which includes contesting (which includes by litigation) any (i) action, suit, investigation or proceeding brought by any Governmental Authority in a federal, state or administrative court seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or other transactions contemplated hereby or seeking damages or to impose any terms or conditions in connection with the Merger or (ii) Order that has been entered by a federal, state or administrative court that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or other transactions contemplated hereby or imposes any damages, terms or conditions in connection with the Merger or other transactions contemplated hereby. The parties understand and agree that Parent’s obligation to use its reasonable best efforts set forth in this Section 8.02(a) includes taking all actions and doing all things necessary, proper or advisable under Applicable Law (including divestitures, hold separate arrangements, the termination, assignment, novation or modification of Contracts (or portions thereof) or other business relationships, the acceptance of restrictions on business operations and the entry into other commitments and limitations) to obtain the governmental approvals described in clauses (x), (y) and (z) of the first sentence of Section 8.02(b) to consummate the Merger and the other transactions contemplated hereby, so long as such actions would not have and would not reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or on the Company.

(b)       Notwithstanding Section 8.02(a) or anything else in this Agreement to the contrary, nothing in this Agreement will obligate or require Parent, Merger Sub or any of their respective Subsidiaries to take or cause to be taken any action (or refrain or cause to refrain from taking any action) or agree or cause to agree to any term, condition or limitation (including, in each case, any of the actions or items referred to in the last sentence of Section 8.02(a)) as a condition to, or in connection with, (x) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (y) any other Antitrust Law or (z) obtaining any Parent Required Governmental Authorization or Company Required Governmental Authorization or any other Consent from a Governmental Authority or otherwise, in each case if such action (or refraining from such action), term, condition or limitation would have or would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or on the Company. “Regulatory Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business, revenue or EBITDA of such Person and its Subsidiaries, taken as a whole; provided that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on the Company, the Company and its Subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) Parent and its Subsidiaries, taken as a whole (excluding, for the avoidance of doubt, the Company and its Subsidiaries); provided, further, that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on Parent or on the Company, impacts on Parent, the Company or any of their respective Subsidiaries will be aggregated. “EBITDA” means, with respect to any Person, the sum of (1) consolidated net income, determined in accordance with GAAP, plus (2) without duplication and to the extent deducted in determining such consolidated net income, the sum of (I) consolidated interest expense, (II) consolidated income tax expense and (III) all amounts attributed to depreciation or amortization, in each case of such Person and its Subsidiaries.

(c)       Neither the Company nor Parent shall, and each shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Authority necessary to consummate the Merger or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Merger or any of the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

(d)       Parent shall have principal responsibility for directing, devising, and implementing the strategy for obtaining any necessary approval of, for responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such responses), and for leading all meetings and communications with any Governmental Authority that has authority to enforce any Antitrust Law.

(e)       In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and each shall cause its Subsidiaries to, as promptly as practicable following the date of this Agreement, make all Filings with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement or Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) not later than thirty (30) Business Days following the date of this Agreement, Parent filing, or causing to be filed, “Form A Statements” or similar change of control applications, with the insurance commissioners or regulators or departments of health or other Governmental Authorities in each jurisdiction where required by Applicable Law, seeking approval of Parent’s acquisition of control of each of the Regulated Subsidiaries which results from the Merger; (ii) as promptly as practicable following the date of this Agreement, Parent filing, or causing to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by Applicable Laws with respect to the Merger and the other transactions contemplated hereby; (iii) not later than twenty (20) Business Days following the date of this Agreement (unless the parties otherwise agree to another time period), the Company and Parent each making an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act; (iv) the Company and Parent each making any other Filing that may be required under any other Antitrust Laws or by any Governmental Authority having antitrust jurisdiction under Applicable Law; (v) not later than thirty (30) Business Days following the date of this Agreement, the Company and Parent filing any required notices to CMS, with a separate notice to the CMS Medicare Drug Benefit Group and Central Office Medicare Advantage plan manager, if applicable; and (vi) the Company and Parent each promptly following the date hereof making any other Filing that may be required under any Health Care Laws, Insurance Laws or other Applicable Laws or by any Governmental Authority with jurisdiction over enforcement of any of the foregoing.

(f)       To the extent permitted by Applicable Law, the Company and Parent shall, as promptly as practicable, (i) upon the reasonable request of the other party, furnish to such party and, upon any reasonable request from a Governmental Authority, furnish to such

Governmental Authority, any information or documentation concerning themselves, their Affiliates, directors, officers and shareholders or stockholders, as applicable, information or documentation concerning the Merger and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective Representatives to each other and, upon reasonable request, any Governmental Authority, in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or (B) any Governmental Authority investigation, review or approval process.

(g)       Subject to Applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement and all other agreements entered into by the parties to this Agreement, each of the Company and Parent shall, and each shall cause its Subsidiaries to: (i) (A) as far in advance as practicable, notify the other party of and consult the other party with respect to any Filing or material or substantive communication or inquiry it or any of its Affiliates intends to make with any Governmental Authority relating to the matters that are the subject of this Agreement, (B) prior to submitting any such Filing or making any such communication or inquiry, the submitting or making party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, provide the other party and its counsel with a copy of any such Filing, communication or inquiry or, if such communication or inquiry is made in oral form, a summary of any such oral communication or inquiry; (ii) as promptly as practicable following receipt, furnish the other party with a copy of any Filing or, if in written form, material or substantive communication or inquiry, it or any of its Affiliates receives from any Governmental Authority relating to matters that are the subject of this Agreement; provided that, if any such communication or inquiry is not in written form, the receiving party shall provide the other party with a written summary of such communication or inquiry; (iii) coordinate and cooperate fully with the other party in exchanging such information and providing such assistance as the other party may reasonably request in connection with this Section 8.02; and (iv) consult with each other in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the transactions contemplated hereby or any Filings with respect thereto under Applicable Law, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with any Governmental Authority, or any member of the staff of any Governmental Authority, in respect of any Filing, proceeding, investigation (including the settlement of any investigation), litigation or other inquiry regarding the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, allows the other party to participate.

(h)       Notwithstanding anything in this Agreement to the contrary, in no event shall (i) Parent or any of its Affiliates or the Company or any of its Affiliates be required to agree to take or enter into any action which is not conditioned upon the Closing, or (ii) the Company or any of its Affiliates agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to Consents required to be obtained by the parties or their respective Subsidiaries in connection with the Merger without the prior written consent of

Parent (which consent shall not be withheld, delayed or conditioned if doing so would be inconsistent with Parent’s obligations under this Section 8.02). The Company further covenants and agrees not to voluntarily extend any waiting period associated with any Consent of any Governmental Authority (including under the HSR Act) or enter into any agreement with any Governmental Authority or other Third Party not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of Parent.

Section 8.03.      Certain Filings; SEC Matters.

(a)       As promptly as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC a proxy statement relating to the Company Shareholder Meeting and the Parent Stockholder Meeting (together with all amendments and supplements thereto, the “Joint Proxy Statement/Prospectus”) in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Parent Share Issuance. The Joint Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act and other Applicable Law.

(b)       Each of the Company and Parent shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the 1933 Act, the 1934 Act, Delaware Law (solely in the case of Parent), Pennsylvania Law (solely in the case of the Company) and the rules of the NYSE in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the shareholders of the Company and the stockholders of Parent thereunder. Subject to Section 6.02, the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation, and, subject to Section 7.02, the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation.

(c)       Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of the NYSE and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on the NYSE no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d)       Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders or stockholders (as applicable) and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the NYSE in connection with the Merger and the other transactions contemplated by this Agreement, including the Registration Statement and the Joint Proxy Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Joint Proxy Statement/Prospectus.

(e)       If at any time prior to the later of the Company Approval Time and the Parent Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the shareholders of the Company and the stockholders of Parent.

Section 8.04.      Shareholder and Stockholder Meetings.

(a)       As promptly as practicable following the effectiveness of the Registration Statement, the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) establish a record date (the “Company Record Date”) for, duly call and give notice of a meeting of the shareholders of the Company entitled to vote on the Merger (the “Company Shareholder Meeting”) at which meeting the Company shall seek the Company Shareholder Approval, which record date shall be no later than ten (10) days after the date on which the Registration Statement is declared effective under the 1933 Act, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Shareholder Meeting) to be mailed to its shareholders and (iii) within forty (40) days after the Company Record Date, duly convene and hold the Company Shareholder Meeting. Subject to Section 6.02, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Shareholder Approval to be received at the Company Shareholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Shareholder Meeting. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Shareholder Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Shareholder Meeting, after consultation with Parent, if the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to obtain the Company Shareholder Approval, or (y) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Board of Directors of the Company has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company’s shareholders prior to the Company Shareholder Meeting.

(b)       As promptly as practicable following the effectiveness of the Registration Statement, Parent shall, in consultation with the Company, in accordance with Applicable Law and the Parent Organizational Documents, (i) establish a record date (which date shall be the same as the Company Record Date) for, duly call and give notice of a meeting of the stockholders of Parent entitled to vote on the Parent Share Issuance (the “Parent Stockholder Meeting”) at which meeting Parent shall seek the Parent Stockholder Approval, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Parent Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Parent Stockholder Meeting on the same date and at the same time as the Company Shareholder Meeting. Subject to Section 7.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Stockholder Approval to be received at the Parent Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Stockholder Meeting; provided that Parent may, without the prior written consent of the Company, adjourn or postpone the Parent Stockholder Meeting, after consultation with the Company, if Parent believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to obtain the Parent Stockholder Approval, or (y) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Board of Directors of Parent has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by Parent’s stockholders prior to the Parent Stockholder Meeting.

(c)       Notwithstanding (x) any Company Adverse Recommendation Change or Parent Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of a Company Acquisition Proposal or the public proposal or announcement or other submission to Parent or any of its Representatives of a Parent Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Parent under Section 8.03 and this Section 8.04 shall continue in full force and effect.

Section 8.05.      Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.05 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.02 with respect to the matters contemplated by Section 6.02, (b) made or proposed to be made by Parent in compliance with Section 7.02 with respect to the matters contemplated by Section 7.02 or (c) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

Section 8.06.      Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (a) any notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; (d) any change or event that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (e) any change or event that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that a failure to comply with this Section 8.06 shall not constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article IX to be satisfied.

Section 8.07.      Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08.      Transaction Litigation. Each of the Company and Parent shall promptly notify the other of any shareholder or stockholder (as applicable) demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other party informed regarding any Transaction Litigation. Each of the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation and shall give the other party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation. Prior to the Effective Time, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.09.      Stock Exchange Delisting. Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the 1934 Act; provided that such delisting and termination shall not be effective until the Effective Time.

Section 8.10.      Dividends. Each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Common Stock or Parent Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Company Common Stock, on the one hand, and shares of Parent Common Stock any holder of Company Common Stock receives pursuant to the Merger, on the other.

Section 8.11.      Governance and Social Matters.

(a)       Parent shall take all necessary corporate action to cause, effective at the Effective Time, (i) the number of members of the Board of Directors of Parent to be increased by three (3) and (ii) the vacancies created by the foregoing clause (i) to be filled by Mark T.

Bertolini, the Chairman and Chief Executive Officer of the Company, and two other individuals who are serving on the Board of Directors of the Company immediately prior to the Effective Time, who are jointly designated by the Company and Parent prior to the Closing and who meet Parent’s independence criteria as in effect as of such time.

(b)       For at least three years following the Closing, Parent shall preserve Aetna Foundation, Inc. in a manner consistent in all material respects with the past practice of the Company, including by maintaining its name as “Aetna Foundation” and its charitable mission.

(c)       For at least five years following the Closing, Parent shall maintain “Aetna” as the primary brand for the insurance businesses of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries).

Section 8.12.      State Takeover Statutes. Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Merger or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Article IX

Conditions to the Merger

Section 9.01.      Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:

(a)       the Company Shareholder Approval shall have been obtained in accordance with Pennsylvania Law;

(b)       the Parent Stockholder Approval shall have been obtained in accordance with the rules of the NYSE;

(c)       no Applicable Law enacted, adopted or promulgated after the date hereof shall be in effect in the U.S. that enjoins, prevents or prohibits the consummation of the Merger;

(d)       the Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before the SEC; and

(e)       the shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 9.02.      Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a)       the Company shall have performed (or any non-performance shall have been cured), in all material respects, all of its obligations hereunder required to be performed by it prior to the Effective Time;

(b)       (i) the representations and warranties of the Company contained in Section 4.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.01 (other than the third sentence thereof), Section 4.02, Section 4.04(i), Section 4.06(b) ((x) other than the last sentence thereof and (y) solely with respect to the Major Subsidiaries of the Company), Section 4.27, Section 4.28 and Section 4.29 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)       since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)       both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred and (ii) the Company Required Governmental Authorizations and the Parent Required Governmental Authorizations set forth in Section 9.02(d) of the Parent Disclosure Schedule, in each case in this clause (d), with respect to the consummation of the Merger, shall have been made or obtained, as applicable, and shall be in full force and effect and, in each case in this clause (d), shall not impose any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or the Company; and

(e)       Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(c).

Section 9.03.      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)       each of Parent and Merger Sub shall have performed (or any non-performance shall have been cured), in all material respects, all of its obligations hereunder required to be performed by it prior to the Effective Time;

(b)       (i) the representations and warranties of Parent contained in Section 5.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.01 (other than the third sentence thereof), Section 5.02, Section 5.04(i), Section 5.06(b) ((x) other than the last sentence thereof and (y) solely with respect to the Major Subsidiaries of Parent), Section 5.20, Section 5.21 and Section 5.22 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iii) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c)       since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d)       both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred, and (ii) the Company Required Governmental Authorizations and the Parent Required Governmental Authorizations set forth in Section 9.03(d) of the Company Disclosure Schedule, in each case in this clause (d), to the extent required under Applicable Law to consummate the transactions contemplated hereby at Closing, shall have been made or obtained, as applicable, and shall be in full force and effect; and

(e)       the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(b) and Section 9.03(c).

Article X

Termination

Section 10.01.    Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Shareholder Approval or the Parent Stockholder Approval):

(a)       by mutual written agreement of the Company and Parent;

(b)       by either the Company or Parent, if:

(i)       the Merger has not been consummated on or before December 3, 2018 (as such date may be extended pursuant to the following proviso, the “End Date”); provided that, (A) if on such date, the conditions to the Closing set forth in Section 9.02(d), Section 9.03(d), or Section 9.01(c) (if the Applicable Law relates to the matters referenced in Section 9.02(d) or Section 9.03(d)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the End Date shall be extended to March 3, 2019, if either the Company or Parent notifies the other party in writing on or prior to December 3, 2018 of its election to extend the End Date to March 3, 2019 and (B) if on March 3, 2019, the conditions to the Closing set forth in Section 9.02(d), Section 9.03(d), or Section 9.01(c) (if the Applicable Law relates to the matters referenced in Section 9.02(d) or Section 9.03(d)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the End Date shall be further extended to June 3, 2019, if Parent notifies the Company in writing on or prior to March 3, 2019 of its election to extend the End Date to June 3, 2019; provided that the right to terminate this Agreement or extend the End Date pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)       there shall be in effect any Applicable Law enacted, adopted or promulgated after the date hereof in the U.S. that enjoins, prevents or prohibits the consummation of the Merger and, if such Applicable Law is an Order, such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party who has failed to perform fully its obligations under Section 8.02;

(iii)       the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholder Meeting (including any adjournment or postponement thereof); or

(iv)       the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting (including any adjournment or postponement thereof); or

(c)       by Parent, if:

(i)       (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within seven (7) Business Days after a written request by Parent that it do so;

(ii)       a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent of such breach or failure to perform, but only so long as Parent is not then in breach of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied;

(iii)       the Company shall have breached any of its obligations under Section 6.02 or 8.04 in any material respect, other than in the case where (w) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (x) such breach was not caused by, or within the knowledge of, the Company, (y) the Company takes appropriate actions to remedy such breach upon discovery thereof, and (z) Parent is not significantly harmed as a result thereof; provided that in no event shall Parent be entitled to terminate this Agreement on the basis of any breach of Section 8.04 following the receipt of the Company Shareholder Approval; or

(iv)       prior to obtaining the Parent Stockholder Approval, in order to enter into a definitive agreement providing for a Parent Superior Proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of this Agreement pursuant to this Section 10.01(c)(iv)) in accordance with, and subject to the terms and conditions of, Section 7.02; or

(d)       by the Company, if:

(i)       (A) a Parent Adverse Recommendation Change shall have occurred, or (B) the Board of Directors of Parent shall have failed to publicly confirm the Parent Board Recommendation within seven (7) Business Days after a written request by the Company that it do so;

(ii)       if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in

Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within forty-five (45) days following written notice to Parent from the Company of such breach or failure to perform, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied;

(iii)       Parent shall have breached any of its obligations under Section 7.02 or 8.04 in any material respect, other than in the case where (w) such breach is a result of an isolated action by a Representative of Parent (other than a director or officer of Parent), (x) such breach was not caused by, or within the knowledge of, Parent, (y) Parent takes appropriate actions to remedy such breach upon discovery thereof, and (z) the Company is not significantly harmed as a result thereof; provided that in no event shall the Company be entitled to terminate this Agreement on the basis of any breach of Section 8.04 following the receipt of the Parent Stockholder Approval;

(iv)       if (A) there shall be in effect any Order in respect of the matters contemplated by clauses (x), (y) and/or (z) of the first sentence of Section 8.02(b) that shall not have become final and non-appealable and that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Merger, (B) within thirty (30) days after such Order first being in effect, Parent shall not have instituted appropriate proceedings seeking to have such Order vacated, lifted, reversed, overturned or terminated and (C) such failure to institute appropriate proceedings shall not have been cured by Parent within ten (10) days following irrevocable written notice to Parent from the Company of the Company’s intent to terminate this Agreement pursuant to this Section 10.01(d)(iv) in respect of such failure (which notice may not be given prior to the expiration of such thirty (30)-day period and, for the avoidance of doubt, shall not be effective if Parent institutes such appropriate proceedings within such ten (10)-day period); or

(v)       prior to obtaining the Company Shareholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of this Agreement pursuant to this Section 10.01(d)(v)) in accordance with, and subject to the terms and conditions of, Section 6.02.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, stockholder or Representative of such party) to the other party hereto, except as provided in Section 10.03; provided that, subject to Section 10.03(e), neither

Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by any party, (ii) the Willful Breach by any party of any representation or warranty on the part of such party set forth in this Agreement or (iii) the Willful Breach of any covenant or agreement set forth in this Agreement. The provisions of Section 6.03(b), this Section 10.02, Section 10.03 and Article XI (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Confidentiality Agreement.

Section 10.03.     Termination Fees.

(a)       If this Agreement is terminated: (i) by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii); (ii) by the Company pursuant to Section 10.01(d)(v); or (iii) by the Company or Parent pursuant to Section 10.01(b)(iii), and in the case of clause (iii) of this sentence: (I) at or prior to the Company Shareholder Meeting a Company Acquisition Proposal shall have been publicly disclosed or announced; and (II) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Company Acquisition Proposal is consummated; or (2) a definitive agreement relating to a Company Acquisition Proposal is entered into by the Company, then, in the case of each of the foregoing clauses (i) through (iii), the Company shall pay to Parent, in cash at the time specified in the following sentence, a fee in the amount of $2,100,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause (i) of the preceding sentence, within three (3) Business Days after the date of termination of this Agreement; (y) in the case of clause (ii) of the preceding sentence, in advance of or concurrently with such termination; and (z) in the case of clause (iii) of the preceding sentence, within three (3) Business Days after the earlier of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. “Company Acquisition Proposal” for purposes of the foregoing clause (iii)(II) of this Section 10.03(a) shall have the meaning assigned thereto in the definition thereof set forth in Section 1.01, except that references in the definition to “20%” shall be replaced by “50%.”

(b)       If this Agreement is terminated: (i) by the Company pursuant to Section 10.01(d)(i) or 10.01(d)(iii); (ii) by Parent pursuant to Section 10.01(c)(iv); or (iii) by the Company or Parent pursuant to Section 10.01(b)(iv), and in the case of clause (iii) of this sentence: (I) at or prior to the Parent Stockholder Meeting a Parent Acquisition Proposal shall have been publicly disclosed or announced; and (II) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Parent Acquisition Proposal is consummated; or (2) a definitive agreement relating to a Parent Acquisition Proposal is entered into by Parent, then, in the case of each of the foregoing clauses (i) through (iii), Parent shall pay to the Company, in cash at the time specified in the following sentence, a fee in the amount of $2,100,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause (i) of the preceding sentence, within three (3) Business Days after the date of termination of this Agreement; (y) in the case of clause (ii) of the preceding sentence, in advance of or concurrently with such termination; and (z) in the case of clause (iii) of the preceding sentence, within three (3) Business Days after the earlier of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. “Parent Acquisition Proposal” for purposes of the foregoing clause (iii)(II) of this

Section 10.03(b) shall have the meaning assigned thereto in the definition thereof set forth in Section 1.01 except that references in the definition to “20%” shall be replaced by “50%.”

(c)       In the event this Agreement is terminated pursuant to Section 10.01(b)(i), Section 10.01(b)(ii) (solely in respect of any Applicable Law in respect of the matters contemplated by clauses (x), (y) and/or (z) of the first sentence of Section 8.02(b)) or Section 10.01(d)(iv) and, at the time of such termination, (A) the condition set forth in Section 9.02(d) has not been satisfied and (B) the conditions set forth in Section 9.01 (other than the condition set forth in Section 9.01(c) solely in respect of any Applicable Law in respect of the matters contemplated by clauses (x), (y) and/or (z) of the first sentence of Section 8.02(b)) and Section 9.02 (other than the condition set forth in Section 9.02(d)) have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination) or waived, then Parent shall pay or cause to be paid a fee in the amount of $2,100,000,000 (the “Regulatory Termination Fee”) to the Company as promptly as reasonably practicable (and in any event within five (5) Business Days following such termination); provided that no Regulatory Termination Fee shall be payable by Parent pursuant to this Section 10.03(c) if the failure of the condition set forth in Section 9.02(d) to be satisfied is caused by the Company’s Willful Breach of Section 8.02.

(d)       Any payment of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(e)       The parties agree and understand that (x) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and in no event shall Parent be required to pay either the Parent Termination Fee or the Regulatory Termination Fee on more than one occasion, or more than one of the Parent Termination Fee or the Regulatory Termination Fee under any circumstances, and (y) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than the Company Termination Fee and any applicable additional amounts pursuant the last two sentences of this Section 10.03(e) (“Parent Additional Amounts”), and in no event shall the Company be entitled, pursuant to this Section 10.03, to receive an amount greater than the Parent Termination Fee or the Regulatory Termination Fee, as applicable, and any applicable additional amounts pursuant to Section 6.03(b) or the last two sentences of this Section 10.03(e) (collectively, “Company Additional Amounts”). Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, (i) if Parent receives the Company Termination Fee and any applicable Parent Additional Amounts from the Company pursuant to this Section 10.03, or if the Company receives the Parent Termination Fee or the Regulatory Termination Fee and any applicable Company Additional Amounts from Parent pursuant to this Section 10.03, such payment shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future partners, shareholders, stockholders, managers, members, Affiliates and Representatives, and none of the paying party, any of its Subsidiaries or any of their respective former, current or future partners, shareholders, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation, in each case relating to or arising out of this Agreement or the transactions contemplated hereby, and (ii) if (A) Parent or Merger Sub receive any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to this

Section 10.03 or (B) the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement and thereafter the Company receives the Parent Termination Fee or the Regulatory Termination Fee pursuant to this Section 10.03, the amount of such Company Termination Fee, Parent Termination Fee or Regulatory Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Company Termination Fee, Parent Termination Fee or Regulatory Termination Fee, as applicable, in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

(f)       None of the Financing Sources shall have any liability to the Company or any Person that is an Affiliate of the Company prior to giving effect to the Merger relating to or arising out of this Agreement or the Debt Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Person that is an Affiliate of the Company prior to giving effect to the Merger shall have any rights or claims directly against any of the Financing Sources hereunder or thereunder. For the avoidance of any doubt, the foregoing shall not impair, supplement, or otherwise modify any of the commitments and other obligations that the Financing Sources have under the Debt Commitment Letters to Parent and/or Merger Sub or any of the rights of Parent and/or Merger Sub against any of the Financing Sources under the Debt Commitment Letters.

Article XI

Miscellaneous

Section 11.01.   Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

If to the Company, to: Aetna Inc. 151 Farmington Avenue, RC6A Hartford, Connecticut 06156
Attention:	General Counsel
Facsimile:	(860) 273-8340

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017
Attention:	H. Oliver Smith
John A. Bick
Harold Birnbaum
Facsimile:	(212) 701-5800
Email:	oliver.smith@davispolk.com
john.bick@davispolk.com
harold.birnbaum@davispolk.com

If to Parent, Merger Sub and, post-closing, the Surviving Corporation, to:

CVS Health Corporation One CVS Drive Woonsocket, Rhode Island 02895
Attention:	General Counsel
Facsimile:	(401) 770-3663

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022
Attention:	Creighton O’M. Condon
Robert M. Katz
Daniel Litowitz
Facsimile:	(212) 848-7179
Email:	CCondon@shearman.com
RKatz@shearman.com
Daniel.Litowitz@shearman.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 11.02.    Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article II, Section 7.04, Section 7.05, Section 8.11 and this Article XI.

Section 11.03.    Amendments and Waivers.

(a)       Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval or the Parent Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company or the stockholders of Parent under Applicable Law without such approval having first been obtained.

(b)       Notwithstanding anything to the contrary in this Agreement, the provisions in Section 10.03(f), this Section 11.03(b), Section 11.06(a), Section 11.07, Section 11.08(b) or Section 11.09 may not be amended in a manner that is material and adverse to the Financing Sources without the prior written consent of the applicable Financing Source.

(c)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.   Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05.   Disclosure Schedule References and SEC Document References.

(a)       The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.18(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b)       The parties hereto agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06.   Binding Effect; Benefit; Assignment.

(a)       The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of the Company’s shareholders and holders of Company Equity Awards, as applicable, to receive (x) the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.03, (y) the Merger Consideration, Assumed Restricted Unit Award, Assumed Performance Unit Award or Assumed Stock Appreciation Right payable in respect of Company RSU Awards pursuant to Section 2.06(a), Company PSU Awards pursuant to Section 2.06(b) and Company Stock Appreciation Rights pursuant to Section 2.06(c) and (z) the excess of the Equity Award Cash Consideration over the applicable per share exercise price in respect of Company Stock Appreciation Rights pursuant to Section 2.06(c), (ii) the right of the Company on behalf of its shareholders to seek equitable relief or to pursue damages suffered by the Company and its shareholders (including claims for damages based on loss of the economic benefit of the Merger to the Company’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) in the event of the wrongful termination of this Agreement or Willful Breach of this Agreement by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to Section 10.01), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, (iii) the right of the D&O Indemnified Parties to enforce the provisions of Section 7.04 only and (iv) the right of each of the Financing Sources as an express third-party beneficiary of Section 10.03(f), Section 11.03(b), this Section 11.06(a), Section 11.07, Section 11.08(b) and Section 11.09. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of its shareholders as their agent) through actions expressly approved by the Board of Directors of the Company, and no shareholder of the Company, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(b)       No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly owned Subsidiary of Parent, which Subsidiary shall be a Pennsylvania corporation; provided that such transfer or assignment shall not (i) relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub or (ii) materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

Section 11.07.    Governing Law. Other than the provisions of this Agreement related to the Merger that are exclusively governed by Pennsylvania Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08.   Jurisdiction/Venue.

(a)       Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)       Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any action or proceeding, whether in law or in equity, whether in contract or tort or otherwise, involving the Financing Sources arising out of or related to the transactions contemplated hereby, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and (ii) that any such action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 11.09.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY

JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.    Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including Section 7.06), without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.03(e), monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.13 are not available or otherwise are not granted, and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.01 (and pursuing damages after such termination), nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CVS HEALTH CORPORATION

By:	/s/ Thomas M. Moriarty
	Name:	Thomas M. Moriarty
	Title:	Executive Vice President, Chief Policy and External Affairs Officer, and General Counsel

HUDSON MERGER SUB CORP.

By:	/s/ Thomas S. Moffatt
	Name:	Thomas S. Moffatt
	Title:	Secretary

AETNA INC.

By:	/s/ Shawn M. Guertin
	Name:	Shawn M. Guertin
	Title:	Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AETNA INC.

(A Pennsylvania Corporation)

This Second Amended and Restated Articles of Incorporation amends and restates the existing Amended and Restated Articles of Incorporation of the Corporation and has been duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting in accordance with Section 1727(b) of the Pennsylvania Business Corporation Law of 1988, as amended and by the shareholders of the Corporation by unanimous written consent in lieu of a meeting in accordance with Section 1766 of the Pennsylvania Business Corporation Law of 1988, as amended.

These Second Amended and Restated Articles of Incorporation supersede the original articles of incorporation of the Corporation, and all amendments thereto.

The Articles of Incorporation of Aetna Inc., as amended hereby, shall, upon the effectiveness hereof, read in its entirety, as follows:

1.       Name. The name of the corporation is Aetna Inc. (the “Corporation”).

2.       Registered Office. The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is the Corporation’s principal office at 1425 Union Meeting Road, Blue Bell, PA 19422 (which is located in Montgomery County).

3.       Incorporation. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PA BCL”).

4.       Purpose. The purpose of the Corporation shall be to engage in any lawful act and activity for which corporations may be organized and incorporated under the PA BCL.

5.      Authorized Capital.

5.1.      Authorized Shares. The aggregate number of shares of stock that the Corporation shall have authority to issue is 100 Common Shares, par value $0.01 (“Common Stock”).

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5.2.      Common Stock. The following is a statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights granted or imposed upon the shares of Common Stock of the Corporation:

5.2.1.       Dividends. Holders of Common Stock shall be entitled to receive ratably such dividends (payable in cash, stock or otherwise) as may be declared by the board of directors of the Corporation (the “Board of Directors”) on Common Stock out of funds legally available for the payment thereof.

5.2.2.       Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the Corporation.

5.2.3.       Voting Rights. The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

6.       Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), except as otherwise specifically provided therein, subject to the powers of the shareholders of the Corporation to amend or repeal any bylaws adopted by the Board of Directors.

7.       Number; Election of Directors. The Board of Directors shall consist of at least one director, or such other number of directors as determined in accordance with the Bylaws of the Corporation. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

8.       Indemnification.

8.1.      Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including without limitation actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, employee, agent, fiduciary or other representative of another corporation (for profit or not-for-profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all liabilities, expenses (including without limitation attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action or proceeding unless the act or failure to act by such person giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Corporation shall have the power to indemnify employees and agents of the Corporation on the same basis as provided above in this Article 8.1, and to advance expenses to employees and agents on the same basis as provided in Article 8.2, as the Board of Directors may from time to time determine or authorize.

8.2.      Advancement of Expenses. Expenses (including without limitation attorneys’ fees) incurred by any person who was or is an officer or director of the Corporation in defending any action or proceeding referred to in Article 8.1 shall automatically be paid by the

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Corporation, without the need for action by the Board of Directors, in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

8.3.      Exception. Notwithstanding anything in this Article 8 to the contrary, the Corporation shall not be obligated to indemnify any person under Article 8.1 or advance expenses under Article 8.2 with respect to proceedings, claims or actions commenced by such person, other than mandatory counterclaims and affirmative defenses.

8.4.      Interpretation. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any insurance policy, agreement, vote of shareholders or directors, or otherwise, both as to actions in such person’s official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. If the PA BCL is amended to permit a Pennsylvania corporation to provide greater rights to indemnification and advancement of expenses for its directors and officers than the express terms of this Article 8, this Article 8 shall be construed to provide for such greater rights.

8.5.      Contract. The duties of the Corporation to indemnify and to advance expenses to a director or officer as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8 shall alter, to the detriment of such person, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to such amendment or repeal or the termination of the service of the person as a director or officer, whichever is earlier.

9.       Limitation of Directors’ Liability. No person who is or was a director of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article 9 shall apply to or have any effect on the liability or alleged liability of any person who is or was a director of the Corporation for or with respect to any acts or omissions of the director occurring prior to the effective date of such amendment or repeal. If the PA BCL is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its directors than the express terms of this Article 9, this Article 9 shall be construed to provide for such greater protection.

10.     Limitation of Officers’ Liability. No person who is or was an officer of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on officers for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any person who is or was an officer of the Corporation for or with respect to any acts or omissions of the officer occurring prior to the effective date of such amendment or repeal. If the PA BCL is amended to permit a Pennsylvania corporation to provide greater

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protection from personal liability for its officers than the express terms of this Article 10, this Article 10 shall be construed to provide for such greater protection.

11.   Right to Amend. Except as otherwise provided herein or by applicable law, the Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Articles of Incorporation as the same may from time to time be in effect, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred on shareholders hereunder are subject to such reservation.

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